UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DECKERS OUTDOOR CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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deckers
OUTDOOR CORPORATION

Proxy Statement

Notice of 2014 Annual Meeting of Stockholders

2014 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

SUMMARY INFORMATION

ANNUAL MEETING OF STOCKHOLDERS
• TIME AND DATE	3:00 p.m., June 18, 2014
• LOCATION	Deckers Outdoor Corporation, Corporate Headquarters 250 Coromar Drive Goleta, CA 93117
• RECORD DATE	April 21, 2014
• VOTING	Stockholders as of the record date are entitled to vote.
MEETING AGENDA

•	Election of eight directors

•
Ratification of KPMG LLP as independent registered public accounting firm for the fiscal period of January 1, 2014 through March 31, 2014 (transition period) and for the fiscal period of April 1, 2014 through March 31, 2015 (fiscal year 2015).

•	Advisory vote to approve Named Executive Officer compensation

•	Transact other business that may properly come before the Annual Meeting
PROPOSALS TO BE VOTED ON

PROPOSALS	MATTER	BOARD VOTE RECOMMENDATION	PAGE REFERENCE
1	Election of eight directors	FOR EACH DIRECTOR NOMINEE	10
2	Ratification of KPMG LLP as independent registered public accounting firm for the transition period and fiscal year 2015	FOR	69
3	Advisory vote to approve Named Executive Officer compensation	FOR	71

PROPOSAL 1: DIRECTOR NOMINEES

•	The following table provides summary information about each director nominee.

NAME	AGE	DIRECTOR SINCE	OCCUPATION	INDEPENDENT
Angel R. Martinez	58	2005	Chair of the Board of Directors, Chief Executive Officer & President, Deckers Outdoor Corporation
James Quinn(3)	62	2011	Corporate Director	X
John M. Gibbons(1)(4)	65	2000	Corporate Director	X
John G. Perenchio(2)(3)	58	2005	Owner and Co-Manager, Fearless Records LLC and Fearmore Publishing, LLC	X
Karyn O. Barsa(1)(2)	52	2008	Corporate Director	X
Lauri Shanahan(2)	51	2011	Corporate Director, Independent Consultant	X
Maureen Conners(3)	67	2006	President, Conners Consulting	X
Michael F. Devine, III(1)	55	2011	Corporate Director	X
____________

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Corporate Governance Committee

(4)	Lead Director

•	No director nominee who is a current director attended fewer than 75% of the meetings of our Board of Directors and meetings of any Board committee on which he or she sits.

•	Each director nominee is elected annually by a majority of votes cast.

•	Our Board of Directors recommends that you vote FOR each of the director nominees named in Proposal No. 1.

PROPOSAL 2: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•
As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the transition period and fiscal year 2015.

•	Approval of the proposal requires the vote of a majority of the shares present and entitled to vote at the Annual Meeting.

•	Our Board of Directors recommends that you vote FOR Proposal No. 2.

PROPOSAL 3: EXECUTIVE COMPENSATION ADVISORY VOTE

•
We are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. Below is a summary of the key elements and other features of our executive compensation program.

•	Approval of the proposal requires the vote of a majority of the shares present and entitled to vote at the Annual Meeting.

•
Our Board recommends a vote FOR Proposal No. 3 because it believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance, and aligning our executives' interests with those of our stockholders.

Main Executive Compensation Elements

	FORM	TYPE	TERMS

Core Program	Base Salary	CASH	• Increases must be approved by Compensation Committee

	Benefits	OTHER	• Generally, benefits provided to our US-based executives mirror those provided to all US-based employees

	Annual Cash Incentive	CASH	• Based on annual Company quantitative goal(s) and annual individual quantitative and qualitative goals.

	NSU Equity Incentive Plan Awards (Nonvested Stock Units, or "NSUs")	EQUITY	• Performance goals for NSUs are based on fiscal year 2013 EPS. Because 2013 EPS goals were achieved, NSUs will vest over a period of approximately three years.

Aspirational Program	2013 Long-Term Equity Incentive Plan ("LTIP") Awards (Restricted Stock Units, or "RSUs")	EQUITY
•  Performance goals for RSUs are based on "aspirational" Company performance goals achieved through fiscal year 2016. RSUs are received, if earned according to plan metrics, 3.25 years after granted.
• Because the performance goals for these awards are set at such an aspirational level, the grant date fair value of these awards is only deemed probable at the threshold level.

Other Key Compensation Features

•	No tax gross-ups as a result of termination following a change of control

•	Prohibit hedging and speculative transactions with respect to our stock

•	Stock ownership guidelines for our Named Executive Officers and directors

•	"Double Trigger" event required for severance benefits upon a change in control

•
Annual equity awards granted in 2011, 2012 and 2013 are subject to a Clawback Policy provision subjecting these awards to a Clawback Policy. In December 2012, our Board of Directors adopted a Clawback Policy.

•	Compensation Committee designs program to ensure that it does not encourage unnecessary risk taking
Other Corporate Governance Changes

•
On February 26, 2014, our Board of Directors approved a change in our fiscal year end from December 31 to March 31. As a result of this change, we will file a transition report on Form 10-QT for the transition period. The timing of our Annual Meeting in future years will be adjusted accordingly.

•
On March 19, 2014, our Board of Directors approved a change in the securities exchange on which our Company's stock will be listed from the NASDAQ Global Select Market to the New York Stock Exchange. We anticipate that our shares will begin trading on the NYSE in May 2014.

2015 Annual Meeting

•	Deadline for Stockholder Proposals is March 24, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TIME/DATE: 3:00 P.M., JUNE 18, 2014

Deckers Outdoor Corporation
250 Coromar Drive
Goleta, California 93117

April 30, 2014

TO THE STOCKHOLDERS OF DECKERS OUTDOOR CORPORATION:
Notice is hereby given that the Annual Meeting of Stockholders of Deckers Outdoor Corporation, a Delaware corporation, will be held at Deckers' corporate headquarters located at 250 Coromar Drive, Goleta, California, 93117, on Wednesday, June 18, 2014, beginning at 3:00 p.m., local time. The Annual Meeting will be held for the following purposes:
1.    Election of Directors.    To elect eight directors to serve until our Annual Meeting of Stockholders to be held in 2015, or until their successors are elected and duly qualified.
2.    Ratification of Appointment of Independent Registered Public Accounting Firm.    To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal period of January 1, 2014 through March 31, 2014 (transition period) and for the fiscal period of April 1, 2014 through March 31, 2015 (fiscal year 2015).
3.    Advisory Vote to Approve Named Executive Officer Compensation.    To approve, by a non-binding advisory vote, the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of the Proxy Statement.
4.    Other Business.    To consider and act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
Our Board of Directors recommends that you vote FOR each of the director nominees named in Proposal 1 and FOR Proposals 2 and 3.
Our Board of Directors has fixed the close of business on April 21, 2014 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. Only stockholders of record at the close of business on the record date are entitled to such notice and to vote, in person or by proxy, at the Annual Meeting.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled "How Can I Vote My Shares" in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ ANGEL R. MARTINEZ
Angel R. Martinez Chairman of the Board of Directors, Chief Executive Officer and President
Approximate Date of Mailing of Notice of Internet Availability of Proxy Materials: April 30, 2014

ANNUAL MEETING OF STOCKHOLDERS
Meeting Date: June 18, 2014

PROXY STATEMENT

GENERAL INFORMATION
The enclosed Proxy Statement is solicited on behalf of the Board of Directors of Deckers Outdoor Corporation, which we refer to as "our Company," "we," "us," or "our," for use at our Company's Annual Meeting of Stockholders to be held on Wednesday, June 18, 2014 at 3:00 p.m., local time, or the Annual Meeting, or at any postponements or adjournments thereof. The Annual Meeting is being held for the purposes described in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders.

QUESTION AND ANSWERS ABOUT THE 2014 ANNUAL MEETING AND VOTING

        The following questions and answers are intended to briefly address potential questions that our stockholders may have regarding this Proxy Statement and the Annual Meeting. They are also intended to provide our stockholders with certain information that is required to be provided under the rules and regulations of the Securities and Exchange Commission, or the SEC. These questions and answers may not address all of the questions that are important to you as a stockholder. If you have additional questions about the Proxy Statement or the Annual Meeting, please see "Whom shall I contact with other questions?".

Q:    What is the purpose of the Annual Meeting?

A:    At the Annual Meeting, our stockholders will be asked to consider and vote upon the matters described in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders, and any other matters that properly come before the Annual Meeting.

Q:    When and where will the Annual Meeting be held?

A:     You are invited to attend the Annual Meeting on Wednesday, June 18, 2014, beginning at 3:00 p.m., local time. The Annual Meeting will be held at our corporate headquarters, located at 250 Coromar Drive, Goleta, California 93117.

Q:    What is our Company's fiscal year end?

A:    On February 26, 2014, our Board of Directors approved a change in our fiscal year end from December 31 to March 31. As a result of this change, we will file a transition report on Form 10-QT for the three-month period ended March 31, 2014, which we expect to file on or about May 12, 2014. The timing of our Annual Meeting in future years will be adjusted accordingly.

Q:    On what securities exchange are our Company's shares traded?

A:    As of the date on which this Proxy Statement was made available to our stockholders, our shares were listed on the NASDAQ Global Select Market. On March 19, 2014, our Board of Directors approved a change in the securities exchange on which our Company's shares will be listed to the New York Stock Exchange. We anticipate that the our shares will begin trading on the NYSE in May 2014.

Q:    Why did I receive these proxy materials?

A:     We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting, and at any adjournment or postponement thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. You are invited to attend the Annual Meeting in person to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares using one of the other voting methods described in this Proxy Statement. Whether or not you expect to attend the Annual Meeting, please vote your shares as soon as possible in order to ensure your representation at the Annual Meeting and to minimize the cost to our Company of proxy solicitation.

Q:    Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:     Instead of mailing printed copies to each of our stockholders, we have elected to provide access to our proxy materials over the Internet under the SEC's "notice and access" rules. These rules allow us to make our stockholders aware of the Annual Meeting and the availability of our proxy materials by sending a Notice of Internet Availability of Proxy Materials, or a Notice, which provides instructions for how to access the full set of proxy materials through the Internet or make a request to have printed proxy materials delivered by mail. Accordingly, on or about April 23, 2014, we mailed a Notice to each of our stockholders. The Notice contains instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report, each of which are available at www.proxyvote.com. The Notice also provides instructions on how to vote your shares through the Internet.

Q:    What is the purpose of complying with the SEC's "notice and access" rules?

A:     We believe compliance with the SEC's "notice and access" rules will allow us to provide our stockholders with the materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

Q:    What am I being asked to vote upon at the Annual Meeting?

A:     At the Annual Meeting, you will be asked to:

•	Vote on the election of eight director nominees to serve until the Annual Meeting of Stockholders to be held in 2015, or until their successors are elected and duly qualified (Proposal No. 1);

•	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the transition period and for fiscal year 2015 (Proposal No. 2);

•
Vote upon a proposal to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement (Proposal No. 3); and

•	Act upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Q:    Does the Board of Directors recommend voting in favor of the proposals?

A:     Yes. Our Board of Directors unanimously recommends that you vote your shares "FOR" each of the eight director nominees, "FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the transition period and for fiscal year 2015, and "FOR" the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers.

Q:    What are the voting requirements to approve the proposals?

A:     The voting requirements to approve each of the proposals to be voted upon at the Annual Meeting are as follows:

•
Election of Directors (Proposal No. 1)—The Board of Directors has adopted a majority voting standard for uncontested director elections. This means that each director nominee in an uncontested election shall be elected by a “majority of the votes cast” by the shares entitled to vote on the election of directors (assuming that a quorum is present). An “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected. A “contested election” is an election in which the number of nominees for director nominated by (i) the Board of Directors, (ii) any stockholder or (iii) a combination of the Board of Directors and any stockholder, exceeds the number of directors to be elected. A “majority of the votes cast” means that the number of votes “FOR” a nominee for director must exceed 50% of the total votes cast. Votes “AGAINST” a nominee for director will count as votes cast for purposes of this proposal, but a “WITHHOLD AUTHORITY” vote with respect to shares will not count as votes cast. In a contested election, directors shall be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

Under the rules applicable to brokers, brokers no longer possess discretionary authority to vote shares with respect to the election of the directors. Accordingly, "broker non-votes" will result for this proposal if brokers do not receive instructions from beneficial owners of our shares. Broker non-votes will not count as votes cast for purposes of this proposal and will not be counted for any purpose in determining whether this proposal has been approved. Please see "What happens if I do not vote?" below for a discussion of the effect of “withhold authority” votes and "broker non-votes."

•
Ratification of Selection of Accounting Firm (Proposal No. 2)—Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the transition period and for fiscal year 2015 will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter (assuming that a quorum is present). Abstentions will have the same effect as votes against the proposal. Because the ratification of the independent registered public accounting firm is a matter on which brokers have the discretion to vote, "broker non-votes" will not result for this proposal.

•
Advisory Vote on Executive Compensation (Proposal No. 3)—Approval of the non-binding advisory resolution regarding the compensation of our Named Executive Officers will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter (assuming that a quorum is present). Abstentions will have the same effect as votes against the proposal. "Broker non-votes" will not count as shares present and entitled to vote on the proposal and will not be counted for any purpose in determining whether this proposal has been approved.

Q:    What happens if a director nominee fails to receive a majority vote in an uncontested election at the Annual Meeting?

A:    Each incumbent director standing for reelection at the Annual Meeting has tendered an irrevocable letter of resignation, effective upon such incumbent director not receiving a majority vote at the Annual Meeting and acceptance of such resignation by the Board of Directors. The Board of Directors must accept or reject such resignation within 90 days following certification of the stockholder vote in accordance with the procedures established by our Bylaws. If a director’s resignation offer is not accepted by the Board of Directors, that director will continue to serve until our Annual Meeting of Stockholders to be held in 2015 and his or her successor is duly elected and qualified or until the director’s earlier death, resignation, or removal.

Any director nominee who is not an incumbent director and who fails to receive a majority vote in an uncontested election will not be elected as a director, and a vacancy will be left on the Board of Directors. The Board of Directors, in its sole discretion, may either fill a vacancy resulting from a director nominee not receiving a majority vote pursuant to our Bylaws or decrease the size of the Board of Directors to eliminate the vacancy.

Q:    What happens if I do not vote?

A:     The following is a brief explanation of the effect that a decision not to vote shares will have on the proposals to be voted upon at the Annual Meeting:

•
Abstentions:  You may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters to be voted on at the Annual Meeting. Shares for which authority is withheld or that a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present at the Annual Meeting. With respect to Proposal No. 1, shares for which a stockholder elects to withhold authority will not be included in the total number of votes cast, and thus will have no effect on the outcome of the vote on this proposal. With respect to Proposal No. 2 and Proposal No. 3, shares that a stockholder abstains from voting will be included in the total number of shares present and entitled to vote on proposals, and will have the same effect as a vote "AGAINST" these proposals.

•
Broker Non-Votes:  "Broker non-votes" result from shares that are held by a bank, broker, dealer or other nominee that are represented at the Annual Meeting, but with respect to which the nominee holding those shares (i) has not received instructions from the beneficial owner of the shares to vote on the particular proposal, and (ii) does not have discretionary voting power with respect to the particular proposal. Please see "Who can vote at the Annual Meeting" below for a discussion of beneficial ownership. Whether a nominee has authority to vote shares that it holds is determined by stock exchange rules. Nominees holding shares of record for beneficial owners generally are entitled to exercise their discretion to vote on Proposal No. 2, but do not have the discretion to vote on Proposal No. 1 or Proposal No. 3 unless they receive other instructions from the beneficial owners of the shares. Accordingly, broker non-votes will result for Proposal No. 1 and Proposal No. 3. Broker non-votes will not be counted for purposes of determining the number of votes cast or the number of shares present and entitled to vote with respect to these proposals, and will not be counted for any purpose in determining whether the proposals have been approved. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the Annual Meeting.

Q:    Who can vote at the Annual Meeting?

A:    Only our stockholders of record at the close of business on April 21, 2014, the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 34,624,470 shares of our Common Stock outstanding and entitled to vote. Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote on any matter presented for consideration and action by our stockholders at the Annual Meeting.

Stockholders of Record
If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, then you are a "holder of record." As a holder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares using one of the voting methods described in this Proxy Statement and the Notice.

Beneficial Owners
If, on the Record Date, your shares were held in an account at a bank, broker, dealer, or other nominee, then you are the "beneficial owner" of shares held in "street name" and this Proxy Statement is being made available to you by that nominee. The nominee holding your account is considered the holder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the holder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your nominee. Please contact your nominee directly for additional information.

Q:    What is the quorum requirement for the Annual Meeting?

A:     The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the shares of our Common Stock outstanding as of the Record Date, will constitute a quorum at the Annual Meeting. We will treat shares of Common Stock represented by a properly voted proxy, including abstentions and broker non-votes, as present at the Annual Meeting for the purposes of determining the existence of a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q:    How can I vote my shares?

A:
Stockholders of Record
Stockholders of record can vote by proxy or by attending the Annual Meeting and voting in person. If you vote by proxy, you can vote by Internet, telephone or by mail as described below. David E. Lafitte and Thomas A. George, the designated proxyholders, are members of our Company's management. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

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Vote by Internet.  You can vote by proxy over the Internet by following the instructions provided in the Notice, or to the extent you requested to receive printed proxy materials, by following the instructions provided on the proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 17, 2014 by visiting www.proxyvote.com and following the instructions. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice.

•
Vote by Telephone.  If you requested to receive printed proxy materials, you can vote by telephone pursuant to the instructions provided on the proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 17, 2014.

•
Vote by Mail. If you requested to receive printed proxy materials, you can vote by mail pursuant to the instructions provided on the proxy card. If you choose to vote by mail, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. In order to be effective, completed proxy cards must be received by 11:59 p.m. Eastern Time on June 17, 2014.

•
Vote at the Annual Meeting.  The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Beneficial Owner
If you are the beneficial owner of your shares, you should have received a Notice or a proxy card with these proxy materials from your broker, bank, trustee or nominee rather than from us. Simply follow the instructions received from your broker, bank, trustee or nominee to vote on the Internet or, if you received a proxy card, by utilizing the instructions set forth therein. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, trustee or nominee. Follow the instructions from your broker, bank, trustee or nominee or contact your broker, bank, trustee or nominee to request a proxy card.

Q:    How may I attend the Annual Meeting?

A:     You are entitled to attend the Annual Meeting only if you were a stockholder as of the Record Date or hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. You should be prepared to present government-issued photo identification for admittance, such as a passport or driver's license. If you are the beneficial owner of your shares, you also will need proof of ownership as of the Record Date to be admitted to the Annual Meeting, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your bank, broker, dealer or other nominee, or similar evidence of ownership. Please note that for security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting. If you do not comply with each of the foregoing requirements, you will not be admitted to the Annual Meeting.

Q:    What can I do if I change my mind after I vote my shares?

A:     You may change your vote at any time before your proxy is voted at the Annual Meeting. If you are a holder of record, you may change your vote by (i) providing written notice of revocation to the Secretary of our Company at our corporate headquarters located at 250 Coromar Drive, Goleta, California 93117, (ii) executing a subsequent proxy using any of the voting methods discussed above, or (iii) attending the Annual Meeting and voting in person. However, simply attending the Annual Meeting will not, by itself, revoke your proxy. If you are a beneficial owner of your shares, and you have instructed your bank, broker, dealer or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the recommendations of the Board of Directors.

Q:    Could other matters be decided at the Annual Meeting?

A:     As of the date this Proxy Statement was made available to stockholders, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if any other matters are presented for consideration at the Annual Meeting including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies in favor of one or more of the proposals, the persons named as proxyholders will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

Q:    Who is paying for the cost of this proxy solicitation?

A:     The solicitation of proxies is made on behalf of our Company and all the expenses of soliciting proxies from stockholders will be borne by our Company. In addition to the solicitation of proxies by use of the mail, officers and regular employees may communicate with stockholders personally or by mail, telephone, or otherwise for the purpose of soliciting such proxies, but in such event no additional compensation will be paid to any such persons for such solicitation. We will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such persons. The total estimated cost of the solicitation of proxies is approximately $80,000.

Q:    What is the deadline to submit stockholder proposals for the 2015 Annual Meeting?

A:     In light of the recent change in our fiscal year from December 31 to March 31, we expect that the timing of our future annual meetings of stockholders will be pushed back by approximately three months as compared to prior years. As a result, we currently anticipate holding our Annual Meeting of Stockholders for the fiscal year 2015 in September 2015. Accordingly, notice of any director nomination or other proposal that you intend to present for inclusion in the proxy materials to be distributed in connection with our Annual Meeting of Stockholders to be held in 2015 must be delivered to our corporate headquarters located at 250 Coromar Drive, Goleta, California 93117 no later than the close of business on March 24, 2015. In addition, your notice must satisfy the conditions for such proposals set forth in our Bylaws, which contain requirements with respect to advance notice of director nominations and other stockholder proposals.

Q:    How can stockholders nominate a candidate for election as a director?

A:      Our Company's Bylaws provide that a stockholder seeking to nominate a candidate for election as director at an annual meeting of stockholders must provide timely advance written notice. To be timely, a stockholder's notice generally must be received at our principal executive office on or before the date 90 days prior to the scheduled date of the annual meeting or, if it is a later date, on or before the date seven days after we first publish notice of the annual meeting.
Under our Bylaws, a stockholder's notice of a proposed nomination for director to be made at an annual meeting of stockholders must include the following information:

•	The name and address of the stockholder and any Stockholder Affiliate proposing to make the nomination and of the person or persons to be nominated;

•
The class and number of shares of our Company that are, directly or indirectly, beneficially owned by the stockholder or any Stockholder Affiliate and any derivative positions held or beneficially held by the stockholder or any Stockholder Affiliate and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Affiliate;

•
A representation that the holder is a stockholder entitled to vote his or her shares at the annual meeting and intends to vote his or her shares in person or by proxy for the person nominated in the notice;

•	A description of all arrangements or understandings between the stockholder(s) or Stockholder Affiliate supporting the nomination and each nominee;

•	Any other information concerning the proposed nominee(s) that our Company would be required to include in the Proxy Statement if the Board of Directors made the nomination;
•The consent and commitment of the nominee(s) to serve as a director;

•
For each nominee, a completed and signed questionnaire, in a form provided by our Company upon written request, with respect to the background and qualification of such person being nominated and the background of any other person or entity on whose behalf the nomination is being made;

•
For each nominee, a written representation and agreement, in the form provided by our Company upon written request, with regards to any voting commitments, compensatory arrangements with a third party and compliance requirements applicable to directors of our Company;

•	A description of all agreements, arrangements and understandings between the stockholder and Stockholder Affiliate and any other person, including their name, in connection with the nominee; and

•	Whether the stockholder or any Stockholder Affiliate intends to conduct a proxy solicitation.

For these purposes, "Stockholder Affiliate" means any person controlling, directly or indirectly, or acting in concert with, any stockholder making the nomination; any beneficial owner of shares of stock of our Company owned of record or beneficially by the stockholder making the nomination; and any person controlling, controlled by or under common control with the Stockholder Affiliate. The presiding officer of the annual meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Stockholder nominations submitted in accordance with the requirements of our Company's Bylaws will be forwarded to the Corporate Governance and Nominating Committee.

Q:    How can stockholders propose other actions for consideration at an annual meeting of stockholders?

A:     Our Company's Bylaws provide that a stockholder seeking to propose actions at an annual meeting of stockholders (other than nomination of directors) must provide timely advance written notice to our Company. To be timely, a stockholder's notice generally must be received at our principal executive office on or before the date 90 days prior to the scheduled date of the meeting or, if it is a later date, on or before the date seven days after we first publishes notice of the meeting.

Under our Bylaws, a stockholder's notice of proposed action to be made at an annual meeting of stockholders must include the following information:

•	A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting;

•	The name and address of the stockholder and any Stockholder Affiliate proposing such business;

•	The class and number of shares of our Company that are, directly or indirectly, beneficially owned by the stockholder and any Stockholder Affiliate;

•
Any derivative positions held or beneficially held by the stockholder and any Stockholder Affiliate, and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Affiliate with respect to our Company's securities;

•
A description of all agreements, arrangements and understandings between such stockholder or any Stockholder Affiliate and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

•	Any material interest of the stockholder or any Stockholder Affiliate in such business; and

•	Whether the stockholder or any Stockholder Affiliate intends to conduct a proxy solicitation.

Any stockholder providing such notice shall promptly provide any other information that our Company may reasonably request. For these purposes, "Stockholder Affiliate" means any person controlling, directly or indirectly, or acting in concert with, any stockholder making the proposal for action at an annual meeting; any beneficial owner of shares of stock of our Company owned of record or beneficially by the stockholder making the proposal for action at an annual meeting; and any person controlling, controlled by or under common control with the Stockholder Affiliate. The presiding officer of the annual meeting may refuse to acknowledge any business not brought before the meeting in compliance with the foregoing procedure.

Q:    I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A: We have adopted a procedure called "householding," which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, please write or call us at the following address and telephone number:

Deckers Outdoor Corporation
Attn: Corporate Secretary
250 Coromar Drive
Goleta, California 93117
(805) 967-7611

In addition, if you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above. Stockholders who hold shares in "street name" may contact their bank, broker, dealer or other nominee to request information about householding. This Proxy Statement and the Annual Report are available at http://www.deckers.com/investors.

Q:    Where can I find voting results of the Annual Meeting?

A: We will announce preliminary voting results with respect to each proposal at the Annual Meeting. In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by our Company.

Q:    Whom should I contact with other questions?

A: If you have additional questions about this Proxy Statement or the Annual Meeting, or if you would like additional copies of this Proxy Statement, please contact: Deckers Outdoor Corporation, 250 Coromar Drive, Goleta, California 93117, Attention: Corporate Secretary, Telephone: (805) 967-7611.

ELECTION OF DIRECTORS
PROPOSAL NO. 1
Overview
Our Company's Bylaws provide for the annual election of directors. Our Bylaws also provide that the directors will consist of not less than one or more than ten members. The specific number of Board members within this range is established by our Board of Directors and is currently set at nine, and will be reduced to eight immediately prior to the Annual Meeting to reflect our current slate of director-nominees. There are currently nine Board members. Mr. Rex A. Licklider, a director since 1993, is retiring from our Board and therefore will not be standing for re-election at the Annual Meeting.
At the Annual Meeting, stockholders will be asked to elect eight directors to serve until our Company's next Annual Meeting of Stockholders to be held in 2015 and until his or her successor is elected and duly qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The names and certain information concerning the persons nominated by our Board of Directors to become directors at the Annual Meeting are set forth below. Each of the proposed nominees currently serves as a member of our Board of Directors.
If all nominees for director are elected, then following the Annual Meeting, our Board of Directors will consist of eight members, and a majority of our Board of Directors and all members of each of its standing committees will continue to be "independent directors" under applicable securities exchange listing rules as described below.
Voting Requirements
Our Board of Directors has adopted a majority voting standard for uncontested director elections. Each director will be elected by a vote of the majority of the votes cast by the shares entitled to vote on the election of directors. A majority of the votes cast means that the number of votes "FOR" a nominee for director must exceed 50% of the total votes cast. Votes "AGAINST" a nominee for director will count as votes cast for purposes of this proposal, but a "WITHHOLD AUTHORITY" vote with respect to shares and broker non-votes will not count as votes cast. Our Board of Directors recommends that you vote "FOR" each of the director nominees. Accordingly, the persons named as proxyholders in the attached proxy will vote to elect all eight director nominees named below unless contrary instructions are given in the proxy. Please see "What are the voting requirements to approve the proposals?" for additional information.
Although each of the persons named below has consented to serve as a director if elected, and our Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, our Board of Directors may reduce the number of directors fixed by our Bylaws, or the proxies may be voted for the election of such other person to the office of director as our Board of Directors may recommend in place of the nominee.
Agreements with Directors
None of the directors or nominees for director was selected pursuant to any arrangement or understanding, other than with the directors of our Company acting within their capacity as such. There are no family relationships among directors, nominees for director or executive officers of our Company.
Director Nominations
The Corporate Governance Committee is responsible for identifying and evaluating nominees for election to our Board of Directors. In addition to the candidates proposed by our Board of Directors or identified by the Committee, the Committee considers candidates for director proposed by stockholders, provided such recommendations are made in accordance with the procedures set forth in our Bylaws and described above under "How can stockholders nominate a candidate for election as a director?" Stockholder nominations that meet the criteria outlined below will receive the same consideration that the Committee's nominees receive.

Director Qualifications
Directors are responsible for overseeing and monitoring our business consistent with their fiduciary duties to our stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes, and professional experience. As detailed under "Nominating Procedures and Criteria" below, our Board of Directors believes that there are both general requirements for services as a member of our Board of Directors that are applicable to all directors and other specialized criteria that should be represented on the Board as a whole, but not necessarily by each director.
The names of the nominees for director and certain biographical information about them, including any public company directorships held by them over the last five years, are set forth below. In addition, information about the specific qualifications, attributes and skills of each nominee that led to our Board's conclusion that each nominee should serve as a director of our Company is set forth below.
Legal Proceedings with Directors
There are no legal proceedings related to any of the directors or director nominees which must be disclosed pursuant to Items 103 and 401(f) of Regulation S-K.
Qualifications for All Directors
Essential criteria for all candidates considered by the Corporate Governance Committee include the following:

•	Personal and professional integrity

•	Good business judgment

•	Relevant experience and skills

•	Ability to be an effective director in conjunction with the full Board of Directors in collectively serving the long-term interests of our Company's stockholders

•	Commitment to devoting sufficient time and energy to diligently performing their duties as a director
Factors Considered for all Director Nominees
The Committee considers many factors when identifying nominees for director, including diversity with respect to personal characteristics (including race and gender) as well as diversity in the experience and skills that contribute to our Board's performance of its responsibilities in the oversight of our Company's business. However, the Committee has not adopted a formal policy with respect to the consideration of diversity.
Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board of Directors
The Corporate Governance Committee believes that the competencies we seek in our directors should support our Company's strategies for long-term success. Below we identify the key qualifications and skills our directors bring to our Board of Directors that we believe are important in light of our business and strategic direction. The particular qualifications and skills that our Board of Directors considered in nominating each individual director nominee are included in the directors' individual biographies below.

DIRECTOR KEY QUALIFICATIONS AND SKILLS

COMPANY STRATEGY	QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE
Build niche brands into global lifestyle leaders	• Luxury/premium branding experience • Entrepreneurial
Evolve and grow our multi-channel distribution	• Distribution/logistics expertise • Retail experience
Pursue new, diverse and sophisticated marketing	• Sales and marketing experience
Grow our global business, involving complex financial transactions	• High level of financial literacy and experience • International experience • Public company management experience
Innovate based on our industry expertise	• Industry experience (footwear, apparel, accessories)
Manage risk appropriately in light of our long-term strategic goals	• Risk oversight experience

2014 NOMINEES FOR DIRECTOR

Name	Age	Director Since	Occupation
Angel R. Martinez	58	2005	Chair of the Board of Directors, CEO & President, Deckers Outdoor Corporation
James Quinn(3)	62	2011	Corporate Director
John M. Gibbons(1)(4)	65	2000	Corporate Director
John G. Perenchio(2)(3)	58	2005	Owner and Co-Manager, Fearless Records LLC and Fearmore Publishing, LLC
Karyn O. Barsa(1)(2)	52	2008	Corporate Director
Lauri Shanahan(2)	51	2011	Corporate Director, Independent Consultant
Maureen Conners(3)	67	2006	President, Conners Consulting
Michael F. Devine, III(1)	55	2011	Corporate Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Corporate Governance Committee

(4)	Lead Director
Our Board of Directors has nominated eight directors for election at the Annual Meeting: Angel R. Martinez, James Quinn, John M. Gibbons, John G. Perenchio, Karyn O. Barsa, Lauri Shanahan, Maureen Conners and Michael F. Devine. Each director nominee currently serves on our Board of Directors. Our Company is not aware of any nominee who will be unable to or will not serve as a director.

The biographies of the director nominees are listed below, along with the specific qualifications, attributes, skills and experience of each director that our Board of Directors considered in nominating the directors. Following the biographies is a chart that summarizes their skills and qualifications.

ANGEL R. MARTINEZ
Age: 58 Director Since: 2005
Chairman of the Board Chief Executive Officer and President of Deckers Outdoor Corporation	Other Directorships: Tupperware Brands Corporation

Mr. Martinez has been President and Chief Executive Officer of our Company since April 2005. In September 2005, Mr. Martinez became a director of our Company and in May 2008, he became Chair of our Board of Directors. Subject to his re-election as a director at the Annual Meeting, Mr. Martinez will remain Chair of the Board of Directors. Mr. Martinez has also served as a director of Tupperware Brands Corporation (NYSE:TUP) since 1998.
Specific Qualifications, Attributes, Skills and Experience

•
Industry Experience - Extensive experience in the footwear industry, including serving as Chief Executive Officer and Vice Chair of Keen, LLC, an outdoor footwear manufacturer. Also served in a variety of positions at Reebok International Ltd. and as Chief Executive Officer and President of The Rockport Company, a subsidiary of Reebok.

•	Entrepreneurial - During his tenure at Keen, LLC, successfully established this incipient brand for future growth.

•
Sales and Marketing Experience - Served as Executive Vice President and Chief Marketing Officer of Reebok International Ltd., a global athletic brand that creates and markets sports and lifestyle products.

•	International Experience - Held key management roles at Reebok International, Keen and the Company during periods of international expansion.

•
Luxury/Premium Branding Experience - Nine years of experience with the UGG Australia brand, a premier brand in luxurious comfort footwear, handbags, apparel, and cold weather accessories. Acquired the Ralph Lauren Footwear brand, managed as a subsidiary of The Rockport Co.

•
Retail Experience and Distribution/Logistics Experience - Owned and operated his own retail stores. While President of Rockport, oversaw retail evolution for the brand, including opening over 50 Rockport brand stores. Involved in management of supply chain and distribution channels during his many years of industry experience.

•	Public Company Management Experience - Has served as President and Chief Executive Officer of our Company for 9 years.

•	Risk Oversight Experience - 16 years of experience as a corporate director with risk oversight responsibilities.

JAMES QUINN
Age: 62 Director Since: 2011
Other Directorships: Mutual of America Capital Management, Inc. Prudential Investments	Board Committees: Corporate Governance

Mr. Quinn retired as president of Tiffany & Co. [NYSE: TIF] effective January 31, 2012. He was named to Tiffany's board of directors in 1995 and served until 2008. Mr. Quinn also currently serves as a director of Mutual of America Capital Management, Inc. and as a director for Prudential Investments.
Specific Qualifications, Attributes, Skills and Experience

•
Public Company Management Experience - As the former president of Tiffany & Co., oversaw retail sales in Tiffany stores in more than 50 countries, with responsibility for the company's global expansion strategy, including the significant Tiffany presence established throughout Asia. Joined Tiffany in 1986 and held a series of significant positions including Vice Chairman prior to his appointment as president in 2003.

•	Luxury/Premium Branding Experience - Tiffany & Co. is a jeweler and specialty retailer whose principal merchandise offering is fine jewelry.

•	Distribution/Logistics Experience and Retail Experience - At Tiffany & Co., involved in supply chain and retail and other distribution channels.

•	International Experience - While at Tiffany & Co., involved in a global brand with worldwide operations.

•	Risk Oversight Experience - Over 16 years of experience as a corporate director with risk oversight responsibilities.

JOHN M. GIBBONS
Age: 65 Director Since: 2000
Other: Independent Consultant	Other Directorships: The Learning Network, Inc.	Board Committees: Audit

Mr. Gibbons is an independent consultant. He is a director of The Learning Network, Inc. He also served as a director and Chair of the Audit Committee of National Technical Systems, Corp., a provider of integrated testing, certification, quality registration and systems evaluation services, from September 2003 until its acquisition in November 2013.
Specific Qualifications, Attributes, Skills and Experience

•
High Level of Financial Literacy and Experience - Currently serves as a member of our Company's Audit Committee and previously served as Chair of the Audit Committee until 2012. In addition to the positions listed above, from June 2000 to April 2004, Mr. Gibbons was Vice Chair of TMC Communications, Inc., a long distance, data and internet services provider, and was its Chief Executive Officer from June 2001 to April 2003. Mr. Gibbons was also Vice Chair of Assisted Living Corporation, a national provider of assisted living services, from March 2000 to December 2001.

•
Risk Oversight Experience - Extensive experience in risk oversight as a member and the former Chair of our Company's Audit Committee and former Chair of the Audit Committee of National Technical Systems, Corp.

•	Industry Experience - 14-year directorship at our Company.

•
Public Company Management Experience - Is on the board of The Learning Network, Inc. and is also Chief Executive Officer and Chief Operating Officer. Previously employed by The Sports Club Company, a developer and operator of health and fitness clubs which was previously listed on the American Stock Exchange, where he was Chief Executive Officer and a director from July 1999 to February 2000 and was President and Chief Operating Officer from January 1995 to July 1999.

•	Entrepreneurial - Has served in a variety of leadership positions for several companies during periods of expansion.

•	Luxury/Premium Branding Experience - Involved in several different capacities at The Sports Club Company, a company which markets clubs to affluent, health conscious individuals.

JOHN G. PERENCHIO
Age: 58 Director Since: 2005
Other: Private Investor	Board Committees: Compensation Corporate Governance

Mr. Perenchio is a private investor. Beginning in 1999, he has held controlling interests in and is the principal manager of various music industry companies. Currently he holds controlling interests in and co-manages Fearless Records, LLC, an independent rock music label distributed by Sony-BMG, and Fearmore Publishing, LLC, a music publishing company administered by Warner/Chappell Music, Inc. Since late 2009, Mr. Perenchio has been involved in Club Ride Apparel, LLC, a start-up sports apparel company in which he owns a controlling interest.
Specific Qualifications, Attributes, Skills and Experience

•
Entrepreneurial - Involved in the formation of a myriad of different successful business enterprises, from music to apparel. From 1990 to 2003, served as an executive with Chartwell Partners, LLC, a family owned boutique investment and holding company specializing in the entertainment, media and real estate industries.

•	Industry Experience - Experience in apparel and has been a director of our Company for 9 years.

•	Sales and Marketing Experience - Experience with designing and implementing marketing and sales plans in the music industry, internet retail, real estate industry and the sports apparel industry.

•
Risk Oversight Experience - In addition to the director and management experiences discussed above, from 1984 to 1990, served as in-house counsel at Triad Artists, Inc., one of the then premier talent agencies in the world, and prior to that, from 1982 to 1984, he practiced law as an attorney in California.

•	Public Company Management Experience - From 1992 to 2007, Mr. Perenchio was a director of Univision Communications Inc., the leading Spanish-language media company in the United States.

KARYN O. BARSA
Age: 52 Director Since: 2008
Other Directorships: The Directors' Organization Ltd.	Board Committees: Audit Compensation

Ms. Barsa served as Chief Executive Officer of Coyuchi, Inc., a maker of organic cotton bedding, bath and baby products, from April 2009 to May 2013. From February 2008 to April 2009, she served as President and Chief Executive Officer of Investors' Circle, a network of individual and institutional investors focused on sustainable business practices. She serves on the board of The Directors' Organization Ltd., the advisory board of Embark Stores, Inc., and the advisory board of the Winter Sports School in Park City, UT.
Specific Qualifications, Attributes, Skills and Experience

•
High Level of Financial Literacy and Experience - In addition to the Chief Executive Officer and director positions discussed above, served as Chief Financial Officer of Patagonia, Inc., a specialty outdoor apparel and equipment manufacturer. Also holds a BA in Economics from Connecticut College and an MBA from the University of Southern California.

•	Risk Oversight Experience - Serves as a member of the Audit Committee and serves on the board of The Directors' Organization Ltd.

•
Luxury/Premium Branding Experience - In addition to serving as Chief Executive Officer of Coyuchi, Inc. served as Chief Executive Officer of Smith & Hawken, Ltd., a specialty gardening retailer between 1999 and 2001.

•	Industry Experience - Served as Chief Operating Officer and Chief Financial Officer of Patagonia, Inc. when footwear was introduced.

•
Distribution/Logistics Experience - As Chief Executive Officer of Coyuchi, Inc., Chief Executive Officer of Smith & Hawken, Ltd, and Chief Operating Officer of Patagonia, Inc., gained extensive experience in management of supply chain and distribution issues.

•
Sales and Marketing Expertise - Sales teams reported directly to Ms. Barsa in her roles at Patagonia, Smith & Hawken, and Coyuchi. Direct sales and marketing experience as CEO at Investors' Circle and founder at HeadStart Custom Helmets.

•	Retail Experience - Executive experience at Patagonia, Smith & Hawken and Coyuchi, all companies with an important retail component.

•
Entrepreneurial - Has served in a variety of leadership positions for several companies during periods of expansion, including serving as Chief Executive Officer of Embark Stores, Inc., a start-up pet supplies retailer between May 2007 and February 2008.

LAURI M. SHANAHAN
Age: 51 Director Since: 2011
Other Directorships: Charlotte Russe Holdings, Inc., Cedar Fair Entertainment Company	Board Committees: Compensation

Ms. Shanahan is a seasoned retail executive with over 21 years of senior level experience across global, multi-channel, multi-brand enterprises and other specialty retail and consumer service companies. Ms. Shanahan is also on the board of directors and is Chair of the Compensation Committee of Charlotte Russe Holdings, Inc., a specialty retailer of apparel and accessories with over 500 stores, and Cedar Fair Entertainment Company, a publicly traded partnership that owns and operates amusement parks and resorts in North America. In addition, Ms. Shanahan is a principal of Maroon Peak Advisors, which provides a broad range of advisory services in the retail and consumer products sector.
Specific Qualifications, Attributes, Skills and Experience

•
Public Company Management Experience - Joined The Gap Inc. [NYSE: GPS] in 1992 and served in numerous leadership roles including Chief Administrative Officer, Chief Legal Officer and corporate secretary.

•	Distribution/Logistics Experience and Retail Experience - Involved in retail and other distribution channels and supply chain while at The Gap Inc. and as a consultant.

•	International Experience—Involved with global brands with worldwide operations while at The Gap Inc. and as a consultant.

•
Industry Experience and Luxury/Premium Branding Experience - Gained experience in footwear, apparel and accessories at The Gap Inc., Charlotte Russe and through consulting business. Gap Inc. is a leading global specialty retailer offering clothing, footwear, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands.

•
Risk Oversight Experience - In addition to her other leadership roles at The Gap Inc., Ms. Shanahan served as Chief Compliance Officer and Chief Legal Officer where she oversaw the global corporate risk committee as well as the global governance and compliance organization.

MAUREEN CONNERS
Age: 67 Director Since: 2006
Other: President of Conners Consulting	Board Committees: Corporate Governance

Ms. Conners is President of Conners Consulting, which she founded in 1992. Conners Consulting has worked with companies such as Johnson & Johnson, Ralph Lauren Footwear, Rockport, Hewlett Packard, Monster.com, Polaroid, Bausch and Lomb, Southcorp Wines, and Western Union Money Zap, providing a range of services including marketing and strategic planning, new product and new business development, and global brand building.
Specific Qualifications, Attributes, Skills and Experience

•
Sales and Marketing Experience - Prior to founding Conners Consulting, held senior level marketing positions with several leading consumer companies, including Senior Vice President of Marketing, Girls Division at Mattel. Prior to that, she served as Director of Marketing, Men's Jean's Division at Levi Strauss, and Group Marketing Manager at Gillette. Also has an MBA from the Wharton School of the University of Pennsylvania.

•	Industry and Luxury/Premium Branding Experience - Experience working with a myriad of footwear and apparel companies, including Ralph Lauren Footwear, Rockport and Levi Strauss.

•	International Experience - Worked for the following 3 multi-billion dollar global companies: Gillette, Levi Strauss and Mattel.

•	Entrepreneurial - Experience owning and running her own business as well as working with various startup companies.

•	Risk Oversight Experience - Significant profit and loss responsibility at a number of global companies.

MICHAEL F. DEVINE, III
Age: 55 Director Since: 2011
Other Directorships: Express, Inc. FIVE Below, Inc. The Talbots Inc. Sur La Table, Inc.	Board Committees: Audit

Mr. Devine retired as Senior Vice President and Chief Financial Officer from Coach, Inc. (NYSE: COH) in 2011. He currently serves as a member of the Board of Directors and Chair of the Audit Committee of Express, Inc. (NYSE: EXPR) and FIVE

Below, Inc. (NYSE: FIVE). He also serves as a member of the Board of Directors of The Talbots Inc. and Sur La Table, Inc. From 2004 to 2007, Mr. Devine served as a member of the Board of Directors and Chair of the Audit Committee of Educate (formerly NASDAQ: EEEE), a leading K-12 education service company with solutions such as Sylvan Learning Center. Mr. Devine also previously served as a member of the Board of Directors and of the Audit Committee of NutriSystem, Inc. (NASDAQ: NTRI).
Specific Qualifications, Attributes, Skills and Experience

•
High Level of Financial Literacy and Experience - In addition to Mr. Devine's experiences at Coach, Inc. and as a director, prior to joining Coach, served as Chief Financial Officer and Vice President-Finance of Mothers Work, Inc. from February 2000 until November 2001. From 1997 to 2000, was Chief Financial Officer of Strategic Distribution, Inc., a Nasdaq-listed industrial store operator. Previously, was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the prior 6 years he was the Director of Finance and Distribution for McMaster-Carr Supply Co. Holds a Bachelor of Science degree in Finance and Marketing from Boston College and an MBA in Finance from the Wharton School of the University of Pennsylvania.

•	Public Company Management Experience - Experience at Coach, Inc. involved managing a public company during a period of high growth.

•	Risk Oversight Experience - 9 years of experience as a corporate director with risk oversight responsibilities.

•	Luxury/Premium Branding Experience - Coach, Inc. is a leading marketer of modern classic American accessories.

•
Industry Experience - In addition to experience at Coach, Inc., serves as a director of Express, Inc., a nationally recognized specialty apparel and accessory retailer offering both women's and men's merchandise.

•	Distribution/Logistics Experience and Retail Experience - Involved in supply chain and wholesale and retail distribution channels while at Coach, Inc.

•	International Experience - Involved in a global brand with worldwide operations while at Coach, Inc.

Summary of Qualifications of 2014 Nominees for Director
The table below summarizes the specific qualifications, attributes, skills and experience of each director that led our Board of Directors to conclude that the director is qualified to serve on our Board of Directors. While we look to each director to be knowledgeable in each of these areas, an "X" in the chart below indicates that the item is a specific qualification, attribute, skill or experience that the director brings to our Board of Directors. The lack of an "X" for a particular item does not mean that the director does not possess that qualification, attribute, skill or experience.

Summary of Director Skills and Qualifications	Angel R. Martinez	John M. Gibbons	Karyn O. Barsa	Maureen Conners	Michael F. Devine	John G. Perenchio	James Quinn	Lauri M. Shanahan
Luxury/Premium Branding Experience	X	X	X	X	X		X	X
Entrepreneurial	X	X	X	X		X
Distribution/Logistics Experience	X		X		X		X	X
Retail Experience	X		X		X		X	X
Sales and Marketing Experience	X		X	X		X
High Level of Financial Literacy and Experience		X	X		X
International Experience	X			X	X		X	X
Public Company Management Experience	X	X			X	X	X	X
Industry Experience (footwear, apparel, accessories)	X	X	X	X	X	X		X
Risk Oversight Experience	X	X	X	X	X	X	X	X

BOARD RECOMMENDATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" THE ELECTION OF EACH OF THE ABOVE NOMINEES FOR DIRECTOR NOMINEES.

CORPORATE GOVERNANCE
Corporate Governance Principles
Pursuant to Delaware law and our Company's Bylaws, our Company's business, property and affairs are managed under the direction of the Board of Directors. Thus, our Board of Directors is the ultimate decision-making body of our Company except with respect to those matters reserved to the stockholders.
Our Board of Directors selects the senior management team, which is charged with the day-to-day operations of our Company's business. Members of our Board of Directors are kept informed of our Company's business through discussions with our Chief Executive Officer and other senior management personnel, by reviewing materials requested by them or otherwise provided to them and by participating in meetings of the Board of Directors and its committees. Having selected the senior management team, our Board of Directors acts as an advisor and counselor to senior management, monitors its performance and proposes or makes changes to the senior management team when it deems necessary or appropriate.
Director Independence
Director independence is determined by the listing rules of the various securities exchanges as well as by the rules and regulations of the SEC. Historically, our shares have been listed for trading with the NASDAQ Stock Market LLC (Nasdaq) and we have complied with the director independence requirements set forth in the Nasdaq Listing Rules. On March 19, 2014, our Board of Directors approved a transfer of the listing of our shares to the New York Stock Exchange (NYSE), which we expect will be effective in May 2014. Accordingly, following the effective date of the transfer, the director independence requirements set forth in the NYSE Listed Company Manual will be applicable to our directors. We will also continue to be subject to certain director independence requirements set forth in the SEC rules and regulations.
The director independence requirements are set forth in our Corporate Governance Guidelines and are posted on our website at www.deckers.com/investors. These guidelines help ensure that our Board of Directors and its committees are independent from management, that the interests of our Board of Directors and management align with the interests of the stockholders, and that we are complying with applicable securities exchange rules and regulatory requirements. We expect that we will amend the Corporate Governance Guidelines in connection with the transfer of our listing to the NYSE, and any amendments will be posted on our website.
Based on the director independence requirements set forth in the Corporate Governance Guidelines, as well as in the applicable Nasdaq, NYSE and SEC rules, our Board of Directors has determined that each of our directors, other than Mr. Martinez, is an "independent director".
Board of Directors Meetings
For the fiscal year ended December 31, 2013, each of the directors attended at least 75% of the meetings of our Board of Directors and of the meetings of the committees of our Board on which he or she served. Time is scheduled for our independent directors to meet in an executive session at every Board meeting. As Lead Director, Mr. Gibbons presided at these executive sessions.
Our Company's Corporate Governance Guidelines states that directors are expected to attend our Company's annual meeting of stockholders. The majority of the members of the then Board of Directors attended the 2013 Annual Meeting of Stockholders held in 2013.
Committees of the Board of Directors
Our Board of Directors has three standing committees:
•Audit Committee
•Compensation Committee
•Corporate Governance Committee

At the date this Proxy Statement was made available to stockholders, membership of the committees was as listed below.

BOARD OF DIRECTORS (5 Meetings) John M. Gibbons (Lead Director)
Audit Committee (10 Meetings)	Compensation Committee (7 Meetings)	Corporate Governance Committee (4 Meetings)
Michael F. Devine, III (Chair)	Lauri Shanahan (Chair)	James Quinn (Chair)
John M. Gibbons	John Perenchio	John G. Perenchio
Karyn O. Barsa	Karyn Barsa	Rex A. Licklider
Maureen Conners
Audit Committee
The Audit Committee oversees:

◦	management's conduct of, and the integrity of, our Company's financial reporting to any governmental or regulatory body, stockholders, the public and any other uses of Company financial reports;

◦	our Company's systems of internal controls and procedures over financial reporting and disclosure;

◦
the qualifications, engagement, compensation, independence and performance of the independent registered public accounting firm that shall audit the annual financial statements of our Company and review the quarterly financial statements and any other registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for our Company;

◦	our Company's legal and regulatory compliance;

◦	the application of our Company's related person transaction policy as established by our Board of Directors; and

◦	the applications of our Company's Code of Ethics as established by management and our Board of Directors.
Our Board has determined that Mr. Devine qualifies as an "audit committee financial expert" as defined under the rules of the SEC. All of the members of the Audit Committee meet the independence and experience requirements of the Nasdaq Listing Rules, the NYSE Listed Company Manual and the independence requirements of the SEC. The Audit Committee operates under a formal charter adopted by our Board of Directors, a copy of which is available on our website at www.deckers.com/investors.
Compensation Committee
The Compensation Committee:

◦	reviews and approves corporate goals and objectives relevant to compensation of our executive officers;

◦	evaluates the performance of our executive officers in light of those goals and objectives;

◦	determines and approves the compensation level of our executive officers based on this evaluation;

◦	makes recommendations to our Board of Directors with respect to incentive-compensation plans including equity-based plans;

◦	produces an annual report on executive compensation for inclusion in our Company's proxy statement for our annual meeting of stockholders; and

◦	consults with and seeks advice from the Company’s senior management regarding appropriate employment planning and incentives for a higher-performing workforce.
The Compensation Committee also reviews and recommends to our Board of Directors any new compensation or retirement plans and administers our Company's 2006 Equity Incentive Plan (the "2006 Plan"). All of the members of the Compensation Committee meet the independence requirements of all applicable Nasdaq Listing Rules and the NYSE Listed

Company Manual. The Compensation Committee operates under a formal charter adopted by our Board of Directors, a copy of which is available on our website at www.deckers.com/investors.
Corporate Governance Committee
The Corporate Governance Committee:

◦	develops and recommends to our Board of Directors a set of Corporate Governance Guidelines applicable to our Company;

◦	recommends the director nominees to be selected by our Board of Directors for the next annual meeting of stockholders;

◦	identifies individuals qualified to become directors, consistent with criteria specified in the Corporate Governance Guidelines;

◦	recommends to the directors membership of the Committees of our Board of Directors;

◦
ensures that our Company's Certificate of Incorporation and Bylaws are structured in a way that best serves our Company's practices and objectives and recommends to the Board, as conditions dictate, that it proposes amendments to our Company's Certificate of Incorporation and Bylaws;

◦	oversees the evaluation of our Board of Directors and Committees of our Board of Directors;

◦	oversees and approves the management continuity planning process; and

◦	reviews and evaluates the development and succession plans relating to the CEO and our Company's other executive officers.
All of the members of the Corporate Governance Committee meet the independence requirements of all applicable Nasdaq Listing Rules and the NYSE Listed Company Manual. The Corporate Governance Committee operates under a formal charter adopted by our Board of Directors, a copy of which is available on our website at www.deckers.com/investors.
Nominating Procedures and Criteria
Among its functions, the Corporate Governance Committee considers and approves nominees for election to our Board of Directors. In addition to the candidates proposed by our Board of Directors or identified by the Committee, the Committee considers candidates for director proposed by our stockholders, provided such recommendations are made in accordance with the procedures set forth in our Bylaws and described above under "How can stockholders nominate a candidate for election as a director?". Stockholder nominations that meet the criteria outlined below will receive the same consideration that the Committee's nominees receive.
Essential criteria for all candidates considered by the Corporate Governance Committee are discussed above under "Qualifications for All Directors." In evaluating candidates for certain Board positions, the Committee also evaluates additional criteria, as discussed above under "Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board of Directors."
In selecting nominees for our Board of Directors, the Corporate Governance Committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, and considers the candidate's ability to contribute to the success of our Company. In evaluating an existing director for re-election, the Corporate Governance Committee considers Board and committee meeting attendance, previous performance, the length of service on our Board of Directors, experience, skills and contributions brought to our Board of Directors, and independence.
The Board of Directors' nominees for the Annual Meeting have been recommended by the Corporate Governance Committee, as well as the full Board of Directors.
As of the date this Proxy Statement was made available to our stockholders, had not proposed any candidates for election at the Annual Meeting.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth the primary framework of governance principles applicable to our Company. The Corporate Governance Guidelines outline the general principles regarding the role and functions of the Board of Directors including: (i) director qualifications, (ii) director independence, (iii) Board meetings, (iv) Board committees, (v) the Chair and Lead Director of our Board of Directors, (vi) director access to officers, employees, and independent advisers, (vii) interaction with stockholders and other constituents, (viii) director compensation, (iv) director orientation and continuing education, (x) adoption of stockholder rights plans, (xi) establishment of evaluation of the Chief Executive Officer and management succession, (xii) annual Board self-evaluations, (xiii) ethical expectations, (xiv) and monitoring reports of irregularities. The complete copy of our Company's current Corporate Governance Guidelines is available on our website at www.deckers.com/investors.
Management Succession
Pursuant to our Corporate Governance Guidelines, the Corporate Governance Committee provides an annual report to our Board of Directors on emergency and expected Chief Executive Officer succession planning. Our Board of Directors works with the Corporate Governance Committee to nominate and evaluate potential successors to the Chief Executive Officer. The Chief Executive Officer provides the Corporate Governance Committee with his input as to potential successors.
Board Leadership Structure and Lead Director
We have employed a leadership structure utilizing a combined Chair and Chief Executive Officer for many years and our Board of Directors believes that this leadership structure has been effective. The combined Chair and Chief Executive Officer provides a single leader for us who is seen by our employees, customers, business partners and stockholders as providing clear direction and strong leadership. Furthermore, our Board of Directors believes this structure facilitates communication between our Board of Directors and our management. In light of this combined office, our Board of Directors has implemented various counterbalancing governance structures including a Lead Director, a seven-eighths independent board, committees of the Board of Directors comprised solely of independent directors, and the Corporate Governance Guidelines discussed above.
In 2008, our Board of Directors established the position of Lead Director. In 2012, our Board of Directors elected Mr. Gibbons as the Lead Director, for a two-year term and in March 2014, our Board of Directors re-elected Mr. Gibbons as the Lead Director, pending his re-election to our Board. Pursuant to our Corporate Governance Guidelines, the Lead Director is an independent director who is selected for a two-year term by the independent directors on our Board of Directors. The Lead Director's responsibilities include (i) coordinating the scheduling and preparation of agendas for the executive sessions of our Board and other meetings of our Board in the absence of the Chair of the Board, (ii) chairing executive sessions of our Board and other meetings of our Board in the absence of the Chair of the Board, (iii) approving information sent to our Board, (iv) serving as a liaison between the Chair of our Board and the other independent directors, (v) approving the meeting agendas for our Board and approving the meeting schedules of our Board to assure that there is sufficient time for discussion of all agenda items, and (vi) if requested by major stockholders, ensuring that he or she will be available for consultation and direct communication with such major stockholders. The Lead Director has the authority to call meetings of independent directors.
Board Role in Risk Oversight
While risk management is primarily the responsibility of our management, our Board of Directors is responsible for the overall supervision of our business, an important element of which is supervision of our risk management activities. Our Board of Directors delegates many of these functions to the Audit Committee. Under its charter, the Audit Committee is responsible for: (i) reviewing and discussing with management, the highest ranking manager of internal audit and the independent registered public accounting firm our Company's financial risk exposures and assessing the policies and processes management has implemented to monitor and control such exposure; (ii) assisting our Board in fulfilling its oversight responsibilities regarding our policies and processes with respect to risk assessment and risk management, including any significant non-financial risk exposures; and (iii) reviewing our annual disclosures concerning the role of our Board in the risk oversight of our Company, such as how our Board administers its oversight function. The Audit Committee also oversees our internal audit function. In addition to the Audit Committee's work in overseeing risk management, our full Board of Directors regularly engages in discussions of the most significant risks that we face and how these risks are being managed, and our Board receives reports on risk management from the Chair of the Audit Committee.
Our legal and internal audit executives report directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with the internal audit executive and with representatives of our independent registered public accounting firm. The Chair of the Audit Committee reports to the full Board of Directors regarding material risks as deemed appropriate. Every Board meeting agenda also includes a time to discuss risk management updates. In addition to the responsibilities undertaken by the Audit Committee, the other Board committees have oversight of specific risk areas, consistent with the committees' charters and responsibilities. For example, the Compensation Committee oversees the design of our executive compensation program so as to mitigate compensation-related risk and our Corporate Governance Committee develops our Corporate Governance Guidelines to establish appropriate governance practices.
Compensation Committee Interlocks and Insider Participation
As of the date on which this Proxy Statement was made available to our stockholders, no member of the Compensation Committee is serving, and during the past year no member of the Compensation Committee has served, as an officer or employee of our Company or any of its subsidiaries. None of these members had any relationship with our Company during 2013 requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of our Board of Directors or compensation committee (or other committee serving a similar purpose) of any entity that has an executive officer serving on our Board of Directors or Compensation Committee. We have entered into an indemnification agreement with each of our directors, including each member of the Compensation Committee.
Communications with Directors
Stockholders may communicate with the Chair of the Audit Committee, Corporate Governance Committee, or Compensation Committee, or with our independent directors as a group, by writing to any such person or group.
Communications should be sent c/o the Corporate Secretary, at our Company's offices at:
250 Coromar Drive, Goleta, California 93117.
Communications are distributed to our Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of our Board of Directors should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.
Code of Ethics and Accounting and Finance Code of Ethics
Our Company has adopted a Code of Ethics to help its officers, directors and other employees comply with the law and maintain the highest standards of ethical conduct. The Code of Ethics contains general guidelines for conducting the business of our Company consistent with the highest standards of business ethics. All of our Company's officers, directors and employees must carry out their duties in accordance with the policies set forth in the Code of Ethics and with applicable laws and regulations. The Code of Ethics complies with the requirements set forth in the Nasdaq Listing Rules. We expect that we may amend the Code of Ethics in connection with the transfer of our listing to the NYSE.
Our Board has also adopted an Accounting and Finance Code of Ethics which focuses on the financial reporting process and applies to our Company's CEO, CFO and Corporate Controller (and other officers serving similar functions) and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. To the extent required by law, any amendments to, or waivers from, any provision of the Code of Ethics or the Accounting and Finance Code of Ethics will be promptly disclosed publicly on our corporate website.
Both our Code of Ethics and our Accounting and Finance Code of Ethics are available on our website at www.deckers.com/investors.

EXECUTIVE OFFICERS

Executive Officer	Age	Position
Angel R. Martinez	58	Chair of the Board of Directors, Chief Executive Officer and President
Thomas A. George	58	Chief Financial Officer
Zohar Ziv	62	Chief Operating Officer
Constance X. Rishwain	56	President of UGG and Fashion and Lifestyle Brands
Peter K. Worley	53	President, Asia Pacific
Stephen M. Murray	54	President, EMEA
David Powers	47	President of OmniChannel
Each executive officer of our Company serves at the discretion of our Board of Directors. Biographical information for our executive officers as of the date this Proxy Statement was made available to stockholders, is set forth below. There are no family relationships between any executive officer and any other executive officer or director. None of our executive officers were selected pursuant to any arrangement or understanding, other than with the executive officers of our Company acting within their capacity as such. There are no legal proceedings related to any of the executive officers which must be disclosed pursuant to Item 401(f) of Regulation S-K.
ANGEL R. MARTINEZ
The biographical summary for Mr. Martinez is presented earlier under the heading "2014 Nominees for Director."
THOMAS A. GEORGE
Mr. George has been our Chief Financial Officer since September 2009. He has over 30 years of experience in corporate finance and accounting, having served in a number of senior level positions with both public and private companies. Most recently, from February 2005 to September 2009, Mr. George was Chief Financial Officer of Ophthonix, Inc., a private technology company. Prior to Ophthonix, from October 1997 through February 2005, Mr. George was the Chief Financial Officer of publicly held Oakley, Inc., now a division of Luxottica Group S.p.A. (NYSE:LUX), a global consumer products brand with wholesale and retail distribution of multiple product categories including sunglasses and prescription eyewear, apparel, footwear, watches and electronics. Prior to Oakley, from December 1987 through October 1997 Mr. George was the Senior Vice President and Chief Financial Officer of REMEC, Inc., a public technology company. Mr. George has also served as Corporate Controller and Manager of Financial Planning for other public technology firms. He began his career at Coopers & Lybrand where he became a Certified Public Accountant. He received a BS in Business Administration from the University of Southern California.
ZOHAR ZIV
Mr. Ziv has been our Chief Operating Officer since December 2007 after serving as Chief Financial Officer and Executive Vice President, Finance and Administration since March 2006. Mr. Ziv also served as interim Chief Financial Officer after his promotion to Chief Operating Officer from December 2007 to April 2008. Mr. Ziv is a director of Dash Brands Ltd. and a Vice Chairman of Outdoor Industry Association. From February 2004 to December 2005, Mr. Ziv was Chief Financial Officer with EMAK Worldwide, Inc. (NASDAQ: EMAK), a global marketing services firm. Prior to that, Mr. Ziv was Chief Financial Officer of Stravina Operating Company, LLC, a supplier of personalized novelty items in North America, from June 2002 to February 2004.

CONSTANCE X. RISHWAIN
Ms. Rishwain was promoted to President of UGG and Fashion and Lifestyle Brands in January 2014. She has been the President of UGG Australia since December 2002 and the President of Tsubo since 2013. She also served as President of Simple from December 2002 to December 2009. Prior to her promotion to President in December 2002, she served as the Vice President, Brand Manager of UGG since April 1999 and Vice President, Brand Manager of Simple since January 2001. Ms. Rishwain held the positions of Vice President of Domestic Sales for Teva, UGG and Simple from June 1999 to December 1999, Vice President of Sales - Western Division for Teva, UGG and Simple from December 1997 to June 1999 and Vice President Merchandising for Teva, UGG and Simple from January 1995 to December 1997. Before joining us in January 1995, Ms. Rishwain held the position of Vice President of Merchandising and Marketing for Impo International Shoe Company from 1988 to 1994 and worked for Nine West Group Inc. from 1984 to 1988 in several capacities, including Vice President Merchandising of Nine West retail division.
PETER K. WORLEY
Mr. Worley was made President of Deckers Asia Pacific effective as of January 1, 2012. From March 2006 to December 2011, Mr. Worley served as President of Teva. From October 2005 to March 2006, Mr. Worley served as Vice President of US Sales with K-Swiss, Inc. From May 1996 to October 2005, Mr. Worley was Vice President of Product Design and Development with K-Swiss. From 1991 to 1996, and from 1986 to 1989, Mr. Worley held various managerial positions with Reebok International Ltd.
STEPHEN M. MURRAY
Mr. Murray joined our Company as President of Europe, Middle East and Africa (EMEA) in May 2011. On February 27, 2014, our Company announced that Mr. Murray will be stepping down from his position effective December 31, 2014. He will remain employed with our Company through the end of 2014 to assist in our Company’s transition process. Prior to joining our Company, Mr. Murray served as Global President of Urban Outfitters Inc. (NASDAQ: URBN) from April 2010 to May 2011. Prior to Urban Outfitters Mr. Murray, was at VF Corporation, where he served as President, VF Action Sports Coalition since February 2009, overseeing the Vans and Reef brands. Prior to assuming that role, Mr. Murray was President of VF's Vans brand from 2004 to 2009. Mr. Murray had been the Chief Marketing Officer for Vans, Inc. from 2002 to 2004 and Senior Vice President, International from 1998 to 2002. Prior to joining Vans, Inc., Mr. Murray held various leadership roles, including Vice President of Global Apparel in the U.S. and abroad for Reebok International, Ltd. from 1991 to 1998. Mr. Murray holds a BA in Business Studies from Middlesex University, England.
DAVID POWERS
Mr. Powers was promoted to President of OmniChannel in January 2014. He joined our Company as President of Direct-to-Consumer in August 2012. Prior to joining our Company, Mr. Powers served as Vice President of Global Direct to Consumer and Licensed Retail for Converse, a division of Nike, Inc. (NYSE: NIKE), since 2008. Prior to Converse, Mr. Powers served as Worldwide General Merchandise Manager at Timberland.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee, which we refer to as the Committee for purposes of this Compensation Discussion and Analysis, is responsible for the compensation of our Named Executive Officers (defined below). In this section we discuss and analyze the compensation of our principal executive and principal financial officers and our three other most highly compensated executive officers for the fiscal year ended December 31, 2013, which we refer to as the "Named Executive Officers." This section is divided into the following five parts:

•	Executive Summary

•	Compensation Philosophy and Objectives

•	Compensation Consultant and Market Comparisons

•	2013 Executive Compensation Elements

•	Other Compensation Considerations
Our Named Executive Officers for 2013 were the following:

•	Mr. Angel R. Martinez	Chair of the Board of Directors, Chief Executive Officer and President
•	Mr. Thomas A. George	Chief Financial Officer
•	Mr. Zohar Ziv	Chief Operating Officer
•	Ms. Constance X. Rishwain	President of UGG and Fashion and Lifestyle Brands
•	Mr. David Powers	President of OmniChannel

EXECUTIVE SUMMARY
The 2013 Fiscal Year in Review
Through the outstanding work of our employees and leadership team, we delivered record revenue of $1.557 billion and invested in our brands and distribution channels to build a more diversified global business that we believe is well positioned for growth in the years ahead. Highlights for the year include:

Evolving Our Product Lines
• Featured a robust and diverse 2013 UGG brand line
• Infused newness in Women's Heritage for UGG Brand, both Speciality Classics and Slippers. The newness provides a reason for the consumer to buy each season
• Our other brands developed compelling products that leverage their individual strengths and unique market positions

Investing in Our Brands and People
• Enhanced UGG brand marketing around "Feels Like Nothing Else" message
• Continued to invest in our employees to increase shareholder value
• Restructured our organization in early 2014, including the promotions of Dave Powers to newly created position of President of OmniChannel and Constance Rishwain to President of UGG and Fashion and Lifestyle Brands

Pursuing Our OmniChannel Strategy
• Realigned our resources to optimize the advantages of an OmniChannel approach to accelerate growth
• Expanded our global footprint in a strategic and measured manner
• Elevated the in-store and online experience to better serve the consumer
• Ended 2013 with 117 company owned retail stores after opening 40 in 2013
• E-Commerce sales increased 29.8%

Financial Success
• Our net sales increased 10.1% to a record $1.557 billion, marking over a decade of year-over-year top line growth
• Our diluted earnings per share was $4.18 compared to $3.45 last year
• Our earnings before interest, taxes, depreciation and amortization (EBITDA) was $252 million compared to $230 million last year
• Our earnings per share grew at more than twice the rate of net sales as we were able to expand gross margins 260 basis points over 2012 levels

Our strong performance over the past five years is further illustrated by the financial metrics in the graphs below.

We Pay for Performance
Our executive compensation program is designed to pay for performance. Our program design consists of two categories: Core Program and Aspirational Program. Our Core Program is designed to reward the achievement of our goals for the year, which are set at a stretch, but also achievable performance levels. Our Aspirational Program is designed only to reward exceptional performance that is expected to be in the top quartile versus peers.

Program	Program Element

Core Program	Base Salary & Benefits

Annual Cash Incentive

NSU Equity Incentive

Aspirational Program	LTIP Equity Incentive

As illustrated below, during fiscal 2013, approximately 70% of our Chief Executive Officer's targeted total compensation was through our Core Program and approximately 30% was through our Aspirational Program. Targeted pay below consists of salary, benefits, annual cash incentive plan, NSU Equity Incentive awards, and LTIP Equity Incentive awards. The NSU Equity Incentive awards and the LTIP Equity Incentive awards at target are based on achievement of 100% of the relevant performance criteria.
While our Chief Executive Officer's LTIP Equity Incentive awards at target are illustrated below, because the performance goals for these awards are set at such an aspirational level, the grant date fair value of these awards expressed in the Summary Compensation Table is only deemed probable at the threshold level. At target our Chief Executive Officer's LTIP Equity Incentive awards expressed below are valued at $1,690,400 and the grant date fair value at threshold expressed in the Summary Compensation Table is $845,200.

Our fiscal 2013 financial and operating performance, along with the individual performance of our executive officers, served as key factors in determining compensation for 2013, including as follows:

	Program Element	Performance Criteria	2013 Pay for Performance Results

Core Program	Annual Cash Incentive	•Combination of EBITDA targets and individual financial and non-financial performance goals	•Met EBITDA target. Individual financial and non-financial goals paid out according to plan metrics.

	NSU Equity Incentive	•Fiscal year 2013 one-year diluted earnings per share targets	•Met 2013 EPS goals. NSUs therefore earned, and will begin to vest over period of 3 years.

Aspirational Program	LTIP Equity Incentive	•Aspirational Fiscal year revenue and EBITDA targets through 2016
•These awards may be received, if earned based on Fiscal Year performance through 2016, 3.25 years after grant.
•Because the performance goals for these awards are set at such an aspirational level, the grant date fair value of these awards is only deemed probable at the threshold level.

We believe that these metrics provide for a balanced approach to incentivizing and measuring annual and long-term Company performance and are designed to align our executive compensation policies with our Company's strategic objectives, which may be quantitative or qualitative in nature.
Furthermore, our executive compensation mix is heavily weighted toward performance-based compensation, and limits guaranteed annual pay. At the same time, we review annually the mix between guaranteed pay and at-risk pay and establish appropriate performance targets so as to mitigate our compensation-related risk.
For example, as illustrated in the chart below, the targeted guaranteed pay (base salary and all other compensation) of our Chief Executive Officer is only approximately 21% of his potential 2013 compensation and approximately 79% is at-risk and dependent on Company or individual performance. This chart reflects the 2013 LTIP awards at target but not LTIP awards received in previous years.

Due to the strong pay-for-performance relationship that our compensation philosophy requires, the amount of pay realized by our Chief Executive Officer at payout is not necessarily equal to, and may be significantly less than, the pay opportunity targeted for our Chief Executive Officer. This is due to the high portion of his compensation that is at-risk and in particular due to the use of our LTIP Equity Incentive awards, which only pay out if "aspirational" company goals are achieved.
The charts below illustrate our CEO's targeted pay over the last 3 years versus his realized pay. Targeted and realized pay below consists of salary, benefits, annual cash incentive plan, NSU Equity Incentive awards, and LTIP Equity Incentive awards. For the targeted pay calculations below, the NSU Equity Incentive awards and the LTIP Equity Incentive awards are based on achievement of 100% of the relevant performance criteria. For the realized pay calculations below, the NSU Equity Incentive awards are based on actual achievement of the performance criteria and the LTIP Equity Incentive awards are based on actual achievement probability as of December 31 of the year such awards were granted.

We Have Adopted Other Compensation Practices that Benefit our Stockholders

•	No excise tax gross-ups as a result of termination following a change of control.

•	Stock ownership guidelines for our Named Executive Officers and directors .

•	Adopted a Clawback Policy related to our equity incentive awards granted after 2011.

•
Our insider trading policy prohibits our directors, Named Executive Officers, and other key executives from hedging the economic interest in the Company securities that they hold and from engaging in speculative transactions with respect to our stock, from holding Company securities in margin accounts, from short sales, and from using stock as collateral for a loan.

•
Generally, we do not provide our US-based executives benefits or perquisites that are not provided to all employees. Benefits or perquisites provided to our executives outside of the US are commensurate with local pay practices.

COMPENSATION PHILOSOPHY AND OBJECTIVES
At the direction of our Board of Directors, the Committee endeavors to ensure that the compensation programs for our executive officers are competitive and consistent with market conditions in order to attract and retain key executives critical to our Company's long-term success. When reviewing and approving our executive compensation program, the Committee is guided by the following four principles:

•	Attract key executives with the proper background and experience required for the future growth of our Company

•	Align the interests of our executives with our stockholders by tying a significant portion of total compensation to our overall financial performance and the creation of long-term stockholder value

•
Provide a significant proportion of potential total compensation through variable, performance-based components that are at-risk, which can increase or decrease to reflect achievement of pre-established Company and individual goals that the Committee believe are important to the Company's long-term success

•	Provide incentives for achieving both short-term and long-term Company goals
The Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and structure of compensation for the Named Executive Officers, as well as other executive officers. The Committee considers such Company performance measures as net sales, operating expenses, diluted earnings per share, EBITDA, and other similar quantitative measures. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors. For 2013, the most important qualitative factors in determining incentive compensation awards to our Named Executive Officers were the Committee's assessment of their contributions to our Company's achievement of certain strategic goals.
The Committee also evaluates the total compensation of our Named Executive Officers and other executives in light of information regarding the compensation practices and corporate financial performance of similar companies in our Company's industry. As the starting point for its analysis, the Committee generally targets a specific percentile range of the peer company data in determining compensation for executive officers as discussed in more detail below.

COMPENSATION CONSULTANT AND MARKET COMPARISONS
Compensation Consultant
The Committee receives assessments and advice regarding our Company's compensation practices and philosophy from its independent compensation consultant, Frederic W. Cook & Co., Inc. (FWC). While our Company is not obligated to retain an independent compensation consultant, the Committee believes that the use of an independent consultant provides additional assurance that our executive compensation programs are competitive and consistent with market conditions, as well as consistent with our objectives.
In accordance with applicable SEC rules, the Committee took certain factors, which it believes may affect the independence of a compensation consultant, into consideration when selecting FWC. In particular, at a meeting of the Committee, the Committee discussed: (i) whether any other services had been or were being provided by FWC to the Company, (ii) the amount of fees paid by our Company to FWC as a percent of FWC's total revenues, (iii) FWC's policies and procedures designed to prevent conflicts, a copy of which was provided to the Committee prior to the meeting, (iv) FWC's ownership of Company stock, and (v) any business or personal relationships between FWC and any Committee members or our Company's executive officers. Following the consideration of these factors, and such additional factors as the Committee deemed appropriate under the circumstances, the Committee made an affirmative determination that FWC is independent and unanimously approved the engagement of FWC.
FWC was retained by and reports directly to the Committee. FWC provides information on competitive practices and trends in our industry and makes recommendations regarding the design of our compensation program. Our management did not engage FWC in any other capacity for 2013 and does not direct or oversee the retention or activities of FWC with respect to our executive compensation program. Furthermore, management did not recommend the engagement of FWC.
Market Comparisons
In making compensation decisions, the Committee compares each element of total compensation, as well as total direct compensation, against a peer group of publicly traded footwear and apparel companies that was recommended by FWC and approved by the Committee (collectively, the "Peer Group"). The Peer Group is comprised of companies against which the Committee believes our Company competes for executive talent and stockholder investment. Specifically, the Peer Group includes companies that are in related businesses and of similar size and market value. The Peer Group is reviewed and updated at least annually by the Committee. The Peer Group used for 2013 consisted of the following 12 companies:

sColumbia Sportwear Company	sWolverine World Wide, Inc.
sCrocs, Inc.	sFossil, Inc.
sSketchers U.S.A., Inc.	sLululemon Athletica, Inc.
sSteven Madden, Ltd.	sGuess, Inc.
sOxford Industries, Inc.	sQuiksilver, Inc.
sUnder Armour, Inc.	sWarnaco Group, Inc.
For comparison purposes, at the time 2013 target compensation was established, our Company's annual revenues were slightly below the median of the Peer Group, our Company's net income was above the median of the Peer Group, and our Company's market capitalization was below the median of the Peer Group. The Committee utilizes compensation data gathered from the Peer Group as an initial starting point in making compensation decisions for our Named Executive Officers. The table below illustrates the Peer Group compensation percentile that is targeted by the Committee with respect to the various elements of our compensation program, including the Core Program and the Aspirational Program. For purposes of this analysis, note that we assume achievement at the threshold amount for the LTIP awards.

	Program Element	Peer Group Target

Core Program	Base Salary	Median to 75th Percentile

Annual Cash Incentive

NSU Equity Incentive

Aspirational Program	LTIP Equity Incentive	75th to 100th Percentile

We believe that targeting the median to 75th percentile of Peer Group compensation for the Core Program is appropriate because such levels provide the foundation for a competitive pay package that is necessary to attract, incent and retain executives with the experience required to drive our future growth. We believe that targeting the 75th to 100th percentile of Peer Group compensation for our overall compensation package, including the Core Program and the Aspirational Program, is appropriate because the performance goals that must be met in order to earn the LTIP awards are set at a level that we believe represents top quartile Company financial performance. We believe it also allows our Company to attract and retain the qualified executives necessary to attain top quartile performance. As demonstration of the top quartile performance required for our LTIP awards to be earned, we note that the grant date fair value of the 2013 LTIP awards as shown in the Summary Compensation Table reflects that the awards are only deemed probable at the threshold (and not the target or maximum) level.

While the Committee primarily relies on information provided with respect to the entire Peer Group when assessing compensation practices and setting targeted compensation levels, it also considers information provided from a more targeted group of six companies within the Peer Group that have a significant footwear component to their business. The Committee believes this further assessment is constructive in that it provides an additional point of comparison from a more specifically defined set of peer group companies, but ultimately the Committee’s compensation decisions are made by reference to the full Peer Group.

While the Committee relies on compensation information from the Peer Group (including the more targeted peer group discussed above) as a starting point in its executive compensation decision-making process, the Committee also continues to exercises its judgment and retains considerable discretion. In particular, the Committee considers a variety of additional factors when setting compensation levels, including recent and projected Company performance, recent individual performance, individual performance expectations, general industry practices and general economic conditions.

Following the end of each year, the Committee reviews where actual compensation falls relative to targeted levels to ensure actual compensation is aligned with Peer Group targets as well as our compensation philosophy and objectives. 2013 total cash compensation, consisting of base salary and annual cash incentive plan awards, was 5% above the 75th percentile for our Chief Executive Officer and between 4 and 43% less than the 75th percentile for our other Named Executive Officers. 2013 total compensation, consisting of base salary, annual cash incentive plan awards, NSU Equity Incentive awards and LTIP awards (at grant date fair value), was 7% less than the 75th percentile for our Chief Executive Officer, 12% less than the 75th percentile for our Chief Operating Officer and between 25% and 38% more than the 75th percentile for our other Named Executive Officers.

2013 EXECUTIVE COMPENSATION ELEMENTS

OVERVIEW OF KEY ELEMENTS OF FISCAL YEAR 2013 COMPENSATION

	PROGRAM ELEMENT	TYPE	WHAT IT DOES	PERFORMANCE CRITERIA

Core Program	Base Salary	Cash	•Fixed annual compensation to attract and retain key executives with necessary experience for our future growth	•Not performance-based

	For US-based executives: 401(k) match; health and welfare benefits; long-term disability insurance; life insurance; product discounts; relocation	Benefits	•Provide competitive, broad-based employee benefits structure; benefits offered to Named Executive Officers are generally offered to all full time employees	•Not performance-based

	Annual Cash Incentive Plan Award	Cash	•Incentive for executives to achieve annual pre-established goals	•Company and individual performance goals, both quantitative and qualitative, approved by the Committee annually.

	NSU Equity Incentive Plan Awards (Nonvested Stock Units or "NSUs")	Equity	•Incentive to achieve annual Company financial goals; encouraging executive stock ownership; retention of key executives via a 3-year vest	•Diluted earnings per share target for FY 2013. Because 2013 EPS goals were achieved, NSUs will vest over a period of approximately three years.

Aspirational Program	LTIP Equity Incentive Plan Awards (Restricted Stock Unites or "RSUs")	Equity	•Incentive to achieve aspirational long-term Company financial goals; aligning executives' interest with stockholders; retention of key executives
•Based on FY 2016 performance goals. EBITDA funding qualifier for all roles. EBITDA and revenue targets for corporate roles and individual goals for divisional/regional roles.
•Because the performance goals for these awards are set at such an aspirational level, the grant date fair value of these 2013 awards is only deemed probable at the threshold level.

Base Salary
What this Compensation Element is Designed to Reward
We provide base salaries to attract and retain key executives with the necessary experience for our future growth. Base salaries reflect each Named Executive Officer's responsibility level, individual performance, and business experience. Base salaries also provide a guaranteed base amount of compensation. The Committee balances the levels of guaranteed pay through base salaries with at-risk pay, to properly maintain our Company's compensation-related risk and implement our Company's pay-for-performance philosophy.
How We Choose the Amount of this Compensation Element
The Committee establishes base salaries after review of the Peer Group compensation data and with the objective of emphasizing performance based compensation, while also attracting and retaining qualified executive candidates. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance, responsibility level, and comparable market salaries. In order to appropriately balance guaranteed pay with at-risk pay, the Committee generally targets base salary in the median to 75th percentile of the base salaries paid to executives with similar titles and levels of responsibility within the Peer Group as a starting point for its analysis. The Committee then considers individual performance, responsibility level and experience in adjusting the base salaries from the targeted amounts. The following table summarizes adjustments made to base salaries for the Named Executive Officers during 2013 compared to 2012:

NAMED EXECUTIVE OFFICER	BASE SALARY	BASE SALARY CHANGE
Angel R. Martinez	$1,200,000	No Change
Thomas A. George	$510,000	Increased by 7.4%
Zohar Ziv	$600,000	No Change
Constance X. Rishwain	$500,000	Increased by 5.3%
David Powers	$500,000	No Change
Only two of our Named Executive Officers received a salary increase in 2013. These increases were made based on their performance and to align this compensation element with market comparables and to retain executives we believe have been instrumental to our financial success.
Annual Cash Incentive Plan Compensation
What this Compensation Element is Designed to Reward
The Committee believes in tying our executives' total incentive compensation to the short and long-term financial and strategic objectives of our Company to encourage the achievement of objectives the Committee believes are important to our long-term growth and success and to align our executives' interests with those of our stockholders. As a result, the Committee has designed our annual cash incentive plan to reward achievement of our financial and strategic goals. At the beginning of each year, the Committee reviews our financial and strategic plan for the next fiscal year and for the years ahead and then establishes specific annual Company financial goals, as well as specific strategic goals for each executive. By establishing annual goals, the Committee sets appropriate performance expectations for our executives and makes our executives accountable for our continued growth and success. Furthermore, our executives will only receive payment with respect to achievement of Company performance goals if our Company performs well for our stockholders, as defined by the performance criteria set by the Committee at the beginning of the year.
In addition, the Committee may exercise discretion and reduce award payments under the plan or, alternatively, may award additional amounts outside of the annual cash incentive plan. In 2013, the Committee did not reduce any awards under the plan or grant any discretionary amounts outside of the annual cash incentive plan.
How We Choose Amount of this Compensation Element
For 2013, each of our Named Executive Officers were eligible to receive annual cash incentive plan compensation based on the following formula:

For 2013, the components of the annual cash incentive plan compensation were:

•	Company Profit. Based on our Company's 2013 earnings before interest, taxes, depreciation and amortization (EBITDA).

•	Quantitative Management by Objectives (MBO). Based on quantitative Company financial goals that are applicable to each officer.

•	Qualitative MBO. Based on qualitative strategic goals that are applicable to each officer.
The Committee establishes an EBITDA goal, which is the same for each officer, and quantitative and qualitative MBO goals, which are unique to each officer, at the beginning of each year and our officers receive compensation for the subsequent attainment of these goals. Each component of the award for each officer is calculated separately by multiplying the full target bonus amount for each officer by the percentage of target earned for each component and then multiplying this amount by the weighting of each component in accordance with the terms of the cash incentive plan.
The target amount for the award for 2013 for each Named Executive Officer, except for Mr. Martinez and Mr. Powers whose targets were 100% and 50% of base salary, respectively, was 75% of base salary, with the potential to exceed the target and earn up to 250% for our Company's profit portion, up to 250% for the quantitative MBO portion and up to 150% for the qualitative MBO portion. The Committee believes that utilizing these multiples of base salary provides our Named Executive Officers with the opportunity to earn significant cash incentive payments for exceptional contributions to our financial and strategic successes, while also limiting the maximum potential awards and thereby mitigating compensation-related risk by discouraging the executives from taking unnecessary risk to achieve higher performance.
The target amounts and relative weight of our Company profit portion and MBO portions of each executive's annual cash incentive plan compensation may be varied by the Committee from year to year. In general, those executives that are responsible for brands and have influence over brand decisions are less heavily weighted on our Company profit portion than those executives whose efforts cannot be directly attributed to specific brands. For threshold performance, 50% of each component would be earned. For target performance, 100% of each component would be earned.
Amounts attributable to our Company profit portion and quantitative MBO portion are not affected by the calculation of the qualitative MBO portion and are intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
The Committee establishes the respective percentages for our Company profit portion, quantitative MBO portion and qualitative MBO portion principally based on the executives' respective roles at our Company. For those executives with Company-wide responsibilities, our Company profit portion was weighted more heavily than the quantitative MBO portion, and for those executives with more brand-specific responsibilities, the quantitative MBO portion was weighted more heavily than our Company profit portion. This enabled the Committee to more specifically tailor the performance targets to the achievement of goals that each executive had the greatest power to influence. The target bonus, the percentages applicable to each portion, and the allocation of the 2013 Annual Cash Incentive Plan to each executive is set forth in the table below:

					EARNED ($)
Name	Target Percentage of Salary	Company Profit Portion	Quantitative MBO Portion	Qualitative MBO Portion	Company Profit	Quantitative MBO	Qualitative MBO	Total
Angel R. Martinez	100%	50%	30%	20%	$714,000	$242,000	$300,000	$1,256,000
Thomas A. George	75%	50%	30%	20%	$228,000	$154,000	$76,000	$458,000
Zohar Ziv	75%	50%	30%	20%	$268,000	$106,000	$67,000	$441,000
Constance X. Rishwain	75%	25%	55%	20%	$111,000	$182,000	$94,000	$387,000
David Powers	50%	25%	55%	20%	$74,000	$133,000	$69,000	$276,000

Performance Targets under the Annual Cash Incentive Plan
The performance targets under the 2013 Annual Cash Incentive Plan, and each Named Executive Officer's performance in light of the targets, assessed separately for each Named Executive Officer and paid out according to plan metrics, are summarized below. The Committee selects these targets based on categories that the Committee believes will drive our Company's short-term and long-term success and therefore return value to our stockholders. When establishing these performance targets, the Committee determined to calculate the 2013 Annual Cash Incentive Plan objectives in accordance with our Company's 2013 audited financial statements.

Officer	Component	Threshold Performance	Target Performance	Maximum Performance	Results for Each Portion of the Annual Incentive
All NEOs	Company Profit	•Annual EBITDA of $228.8 million	•Annual EBITDA of $247.2 million	•Annual EBITDA of $297.0 million	Exceeded target EBITDA, resulting in 119% payout.
Angel R. Martinez	Quantitative MBO •Global Sales (70%) •Operating Cash Flow (15%) •Non-UGG sales (15%)	•Sales of $1.534 billion •Global operating cash flow of $225.5 million •Non-UGG brand sales of $270.7 million	•Sales of $1.575 billion •Global operating cash flow of $270.6 million •Non-UGG brand sales of $277.9 million	•Sales of $1.775 billion •Global operating cash flow of $425.4 million •Non-UGG branch sales of $313.2 million	Taking into account the weighting and achievement of each performance metric, the quantitative MBO portion was achieved at 67% of target.
	Qualitative MBO		•Business Evolution: Focus Company strategy on 5 highest growth initiatives •Team and Personal Development: Evolve leadership team and reporting structure
The achievement of the qualitative MBOs exceeded target, resulting in 125% incentive payout due to his success focusing strategic direction on our 5 key growth initiatives and appointment of new leadership roles.

Thomas A. George	Quantitative MBO •Global Sales (30%) •Operating Cash Flow (30%) •Operating Expenses (40%)	•Sales of $1.534 billion •Global operating cash flow of $225.5 million •Operating expenses not exceeding approximately 34.84% of net sales	•Sales of $1.575 billion •Global operating cash flow of $270.6 million •Operating expenses not exceeding approximately 34.68% of net sales	•Sales of $1.775 billion •Global operating cash flow of $425.4 million •Operating expenses not exceeding approximately 33.37% of net sales	Taking into account the weighting and achievement of each performance metric, the quantitative MBO portion was achieved at 135% of target.
	Qualitative MBO		•Business Evolution and Team Development: Evolve and develop finance team •Personal Development: Grow executive leadership		The achievement of the qualitative MBOs hit target, resulting in 100% payout due to development of plan for evolution of finance organization and success in developing finance team.

Zohar Ziv	Quantitative MBO •Global Sales (30%) •Operating Cash Flow (30%) •Inventory Turn (40%)	•Sales of $1.534 billion •Global operating cash flow of $225.5 million •Inventory turnover rate of 2.40	•Sales of $1.575 billion •Global operating cash flow of $270.6 million •Inventory turnover rate of 2.60	•Sales of $1.775 billion •Global operating cash flow of $425.4 million •Inventory turnover rate of 4.25	Taking into account the weighting and achievement of each performance metric, the quantitative MBO portion was achieved at 79% of target.
	Qualitative MBO		•Business Evolution: Spearhead team to clear obstacles to growth •Team Development: Develop direct reports •Personal Development: Expand knowledge of technology to support OmniChannel growth		The achievement of the qualitative MBOs did not achieve target, resulting in 75% payout due to success leading teams reviewing growth obstacles and to reflect challenges in team development.
Constance X. Rishwain	Quantitative MBO •UGG Domestic Wholesale sales(40%) •UGG Domestic Wholesale Contribution (20%) •US Inventory Turn (15%) •Other UGG sales (20%) •Domestic Wholesale Backlog (5%)
•UGG brand domestic wholesale sales of $556.3 million
•UGG brand domestic wholesale contribution of $204.8 million
•UGG brand domestic inventory turnover rate of 1.88
•All other UGG brand sales of $723.2 million
•Domestic wholesale backlog of 150.7

•UGG brand domestic wholesale sales of $571.0 million
•UGG brand domestic wholesale contribution of $214.8 million
•UGG brand domestic inventory turnover rate of 2.06
•All other UGG brand sales of $742.4 million
•Domestic wholesale backlog of 157.8

•UGG brand domestic wholesale sales of $643.5 million
•UGG brand domestic wholesale contribution of $246.2million
•UGG brand domestic inventory turnover rate of 2.94
•All other UGG brand sales of $836.7 million
•Domestic wholesale backlog of 179.4
Taking into account the weighting and achievement of each performance metric, the quantitative MBO portion was achieved at 88% of target.
	Qualitative MBO		•Business Evolution: Lead global brand strategies; develop DTC and regional strategies •Team and Personal Development: Develop direct reports
The achievement of the qualitative MBOs exceeded target, resulting in 125% payout due to success of strategic actions related to product and marketing initiatives and her initiatives to increase capability of direct reports.

David Powers	Quantitative MBO •DTC Sales (50%) •DTC Contribution (20%) •Retail Comps (30%)	•DTC sales of $475.6 million •DTC contribution of $128.0 million •Retail comps of 2.0%	•DTC sales of $488.2 million •DTC contribution of $139.6 million • Retail comps of 4.0%	•DTC sales of $550.2 million •DTC contribution of $172.8 million •Retail comps of 7.0%	Taking into account the weighting and achievement of each performance metric, the quantitative MBO portion was achieved at 97% of target.
	Qualitative MBO		•Business Evolution: Develop OmniChannel capabilities •Team Development: Develop and obtain talent for OmniChannel organization •Personal Development: Grow executive leadership		The achievement of the qualitative MBOs exceeded target, resulting in 137.5% payout due to successful implementation of OmniChannel initiatives and key hires.
Performance-based Equity Incentive Plan Compensation
What this Compensation Element is Designed to Reward
Our equity incentive compensation program is designed to address many of our compensation objectives. First, by utilizing long-term vesting provisions, these equity awards are designed to retain our key executives. Second, because these awards will only be earned upon achievement of Company financial goals that we believe will drive value for our stockholders and the awards are equity-based, these awards serve to incentivize and align the interests of our executives with those of our stockholders. Furthermore, by requiring achievement of financial goals, these awards support our Company's pay-for-performance philosophy. Finally, our Non-vested (NSU) Equity Incentive awards reward achievement of our short-term goals (FY 2013 EPS) and our long-term (LTIP) Equity Incentive awards reward achievement of our long-term goals (company performance goals through FY 2016). Our NSU Equity Incentive awards are part of our Core Program and our LTIP Equity Incentive awards are part of our Aspirational Program, and will only payout for exceptional performance.
How We Choose Amount of this Compensation Element
Equity incentive awards are granted under the 2006 Plan, which authorizes the Committee to make grants and awards such as stock options, Stock Appreciation Rights (SARs), NSUs and Restricted Stock Units (RSUs). The compensation attributable to SARs, NSUs and RSUs is intended to qualify as "performance based compensation" under Section 162(m) of the Code. A summary of the equity awards used by our Company and their respective vesting provisions is set forth below:
OVERVIEW OF PERFORMANCE-BASED EQUITY INCENTIVE AWARDS GRANTED IN 2013

	Compensation Element	Award Type	Year Granted	Vesting Provisions

Core Program	NSU Equity Incentive Plan Awards	NSU	2013
Once earned based on Fiscal year 2013 one-year performance, vest based on continued employment after approximately three years following achievement of the performance criteria according to the following schedule: 33% per year at the end of year two, three, and four.

Aspirational Program	LTIP Equity Incentive Plan Awards (2013 LTIP)	RSU	2013
Vest subject to (1) the achievement of revenue and earnings goals through Fiscal year 2016, which goals are based on a high rate of growth for sales, and (2) satisfaction of long-term service conditions over a 3.25 year period.

In addition, the Committee evaluates aggregate equity awards based on an annual Stockholder Value Transfer (SVT) rate. SVT is the fair value of all equity awards granted during the year as a percentage of Company market capitalization value. The Committee believes this measure is valuable because it allows our Company to compare the annual cost of its equity program versus the Peer Group. The Committee set the SVT rate in 2013 so that it would be approximately 1%, which is in line with the Peer Group median. Other factors considered when making equity based award grants were the fair value of awards granted to each individual, total outstanding equity awards for each executive, Company-wide annual equity grant usage, and total potential dilution under all employee stock plans. The Committee assessed where our Company and our Named Executive Officers ranked in these areas versus the Peer Group.
NSU Equity Incentive Awards
Our NSU Equity Incentive Awards are part of our Core Program for Named Executive Officers. For purposes of making annual equity grants, our Board of Directors and the Committee has determined to issue NSUs to officers and employees of our Company, which are restricted stock units payable in Common Stock of our Company upon satisfying:
(1)     Company performance goals achieved during year of grant; and
(2) Service related vesting conditions over 3 years following the achievement of the performance criteria.
If earned, the NSUs would vest in equal installments over a three-year period. The vesting schedule for these awards was established to encourage officers and key employees to remain with our Company for the long-term. As discussed further under "Potential Payments Upon Termination or Change of Control" below, this vesting schedule may be accelerated if the executive's employment is terminated for various reasons or upon a change in control followed by a termination.
Officers and key employees are eligible to receive NSUs annually, or as circumstances warrant, in an amount to be determined by our Board of Directors or the Committee. The amount of NSUs granted is primarily determined by the employee's level within the organization, individual performance and the extent that their position is critical to the organization. In March 2013, NSUs were granted that were payable based on the achievement of a fiscal 2013 diluted EPS goal listed below. Because the actual 2013 diluted EPS exceeded the target amount, 100% of the NSUs granted in 2013 were earned, subject to time-based vesting over three years.

2013 Annual Equity Award Performance Goal as of December 31, 2013	Threshold Performance	Target and Maximum Performance	Actual 2013 Results
Diluted EPS goal	$3.41	$3.77	$4.18
LTIP Equity Incentive Awards
Our LTIP Equity Incentive Awards are part of our Aspirational Program for Named Executive Officers. They are designed to reward exceptional long-term Company financial goals and are granted in addition to the NSU and Time-Based awards described above. These LTIP Equity Incentive Awards are designed to result in a payout only if our Company achieves the highest levels of long-term performance. The Committee recommends the adoption of these awards annually as they deem necessary to incentivize long-term Company performance.
2007 LTIP Equity Incentive Awards
In May 2007, our Board of Directors, upon recommendation of the Committee, adopted two types of long-term incentive award agreements under the 2006 Plan for issuance to our Company's senior leadership team, including the Named Executive Officers. These awards were designed to motivate the executive team to achieve the highest levels of performance over a 10-year period and to encourage the retention of our executives. In approving these 2007 grants, the Committee considered industry comparisons and competitive data as well as the responsibility levels of the executives relative to one another.
The 2007 LTIP award types consist of SAR awards and RSU awards. The SAR and RSU awards are designed to vest based on the achievement of two objective Company financial performance measures. The Committee selected these performance measures to align the executive's interests with the long-term financial success of our Company. In establishing the performance measure criteria, the Committee sought to balance the metrics between earnings and revenue growth so that profitability would not be sacrificed at the expense of revenue and vice versa. A portion of the 2007 LTIP awards were fully vested as of December 31, 2011 and were settled on February 29, 2012. The 2007 LTIP awards still outstanding will vest only if our Company meets a revenue target of at least $1 billion and a diluted earnings per share target of at least $3.33. Provided that these performance conditions are met, the outstanding 2007 LTIP awards will vest 80% on December 31, 2015 and 20% on December 31, 2016.
2011 LTIP Equity Incentive Awards
In June 2011, our Board of Directors, upon recommendation of the Committee, adopted 2011 LTIP awards under the 2006 Plan for issuance to our Company's senior leadership team, including the Named Executive Officers. The 2011 LTIP awards are RSUs. Our Board determined to grant these 2011 LTIP awards to provide another equity incentive grant which rewards even higher achievement of long-term Company financial goals than found in the 2007 LTIP grants, for which achievement had already been deemed probable at the time the 2011 LTIP awards were granted. The 2011 LTIP grants are designed to have a shorter performance period than the 2007 LTIP grants, thus enabling the Committee greater visibility to establish appropriate performance targets.
2011 LTIP awards are designed to vest based on the achievement of two objective Company financial performance measures four years in the future. The Committee selected these performance measures to further align the executive's interests with the long-term financial success of our Company. In establishing the performance measure criteria, the Committee sought to balance the metrics between earnings and revenue growth so that profitability would not be sacrificed at the expense of revenue and vice versa. The 2011 LTIP awards will vest only if our Company meets certain revenue targets ranging between $1.85 billion and $2.50 billion and certain diluted earnings per share targets ranging between $7.00 and $9.60 as of December 31, 2014.
2012 LTIP Equity Incentive Awards
In 2012, our Board of Directors, upon recommendation of the Committee, adopted 2012 LTIP awards under the 2006 Plan for issuance to our Company's senior leadership team, including the Named Executive Officers. The 2012 LTIP awards are RSUs and are similar in design to the 2011 LTIP awards. The 2012 LTIP awards, the awards will vest only if our Company meets certain revenue targets ranging between $2.20 billion and $2.90 billion and certain diluted earnings per share targets ranging between $7.00 and $10.50 as of December 31, 2015.
2013 LTIP Equity Incentive Awards
In 2013, our Board of Directors, upon recommendation of the Committee, adopted 2013 LTIP awards under the 2006 Plan for issuance to our Company's senior leadership team, including the Named Executive Officers. The 2013 LTIP awards are RSUs and are similar in design to the 2011 and 2012 LTIP awards. Due to the shift in fiscal year from December 31 to March 31, the 2013 award covers a timeframe of approximately 3.25 years. For the 2013 LTIP awards, the Committee adopted a methodology that incorporated a funding qualifier of $350 million EBITDA for the 12-month period ending March 31, 2016. So long as that qualifier is achieved then the following metrics apply to Mr. Martinez, Mr. Ziv and Mr. George.

2013 LTIP Performance Goals as of March 31, 2016	Threshold Performance	Target Performance	Maximum Performance
Revenue goal	$2,290.0 million	$2,420.0 million	$2,558.4 million
EBITDA goal	372.0 million	394.0 million	415.4 million
Since Ms. Rishwain and Mr. Powers have divisional/regional revenue responsibility, their goals were set around individual revenue targets for their respective segments of the business. These awards will vest only if the Company meets certain revenue targets tailored for each brand, region and channel and ranging between $56.1 million and $2,118.9 million. Both Ms. Rishwain and Mr. Powers remain subject to the above mentioned EBITDA funding qualifier.
To the extent Company financial performance is achieved above the threshold level, the number of RSUs that will vest will increase up to the maximum number of units issued under the particular 2011, 2012 or 2013 LTIP award. In addition, the recipient of the 2011, 2012 or 2013 LTIP award must provide service to our Company through the end of the relevant period under the particular 2011, 2012 and 2013 LTIP award. Finally, because the performance goals for these awards are set at such an aspirational level, the grant date fair value of these awards is only deemed probable at the threshold level.
Time-based Equity Incentive Plan Compensation
What this Compensation Element is Designed to Reward
Our Time-based Equity Incentive Awards are special grants used on an as-needed basis. Our Board of Directors and the Committee has determined to issue from time to time RSUs to certain officers and employees of our Company. These Time-based Equity Incentive Plan awards have no Company performance targets and would vest in equal installments over an approximately three or four-year period. The vesting schedule for these awards was established to encourage officers and key employees to remain with our Company for the long-term. As discussed further under "Potential Payments Upon Termination or Change of Control" below, this vesting schedule may be accelerated if the executive's employment is terminated for various reasons or upon a change in control followed by a termination.

How We Choose Amount of this Compensation Element
Officers and key employees are eligible to receive Time-based Equity Incentive Plan Awards as circumstances warrant, in amounts to be determined by our Board of Directors or the Committee. The amount of awards granted is primarily determined by the employee's level within the organization and the extent that their position is critical to the organization. These awards are generally granted at time of initial hire or to meet retention needs for individual executives. Mr. Powers, who was initially hired in 2012, received 5,000 units of Time-based Equity Incentive Awards in 2013. No other Named Executive Officers received this type of award in 2013.
Benefits
What this Compensation Element is Designed to Reward
The Committee intends for the personal benefits provided to our US-based Named Executive Officers to establish a competitive benefits structure necessary to attract and retain key employees. Generally, these personal benefits provided to our Named Executive Officers reflect those provided to all of our employees.
How We Choose Amount of this Compensation Element
There is no specific policy with respect to the value or type of personal benefits awarded to the Named Executive Officers. Our Company provides a 401(k) defined contribution plan in which eligible employees may elect to participate through tax-deferred contributions. Our Company matches 50% of each eligible participant's tax-deferred contributions on up to 6% of eligible compensation on a per payroll period basis, with a true-up contribution if such eligible participant is employed by our Company on the last day of the calendar year. Our Company also pays the premiums for long-term disability insurance and life insurance for the Named Executive Officers both of which are generally available to all full-time employees. Furthermore, Named Executive Officers are eligible to participate in our health and welfare benefit plans and to receive product discounts generally available to all full-time employees.
Beginning on February 1, 2010, the Named Executive Officers and certain other senior executives were also eligible to make contributions to our Company's Nonqualified Deferred Compensation Plan, described in further detail below under the section entitled "Nonqualified Deferred Compensation." This plan is not available to all employees. Our company does not provide any match on executive deferrals in the NQDC plan.
Severance Arrangements
What this Compensation Element is Designed to Reward
The Committee adopted Change of Control and Severance Agreements for each of the Named Executive Officers. The terms of employment for all Named Executive Officers with our Company is "at will," meaning that we can terminate them at any time and they can terminate their employment with us at any time.
Separation benefits described below are intended to ease a Named Executive Officer's transition due to an unexpected employment termination by our Company due to on-going changes in our Company's employment needs and also to encourage retention of key executives. Separation benefits include cash payments and other benefits in an amount our Company believes is appropriate, taking into account the time it is expected to take a separated executive to find a similarly situated job. Our Company considers it likely that it will take more time for higher level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Our Company benefits by requiring a general release and non-solicitation provisions in connection with the individual separation agreements.
Furthermore, the provisions in the Change of Control and Severance Agreements providing for the payment of severance benefits upon a change-in-control of our Company followed by a subsequent termination of employment (a "double trigger" event) are intended to preserve morale and productivity and encourage retention in the face of the potential disruptive impact of a change-in-control of our Company. The change-in-control benefits are intended to retain and encourage the Named Executive Officers to remain focused on the business and interest of our stockholders when considering strategic alternatives that may be beneficial to our stockholders.
How We Choose Amount of this Compensation Element
The Change of Control and Severance Agreements for each US-based executive specifically details various provisions for benefits and cash payments in the event of a separation during the normal course of business and in the event a change in control is followed by a subsequent termination. Generally, these agreements specify conditions and benefits within the following categories: death, disability, termination by our Company for cause; termination by executive without good reason; termination by the executive with good reason; and termination by our Company without cause.
Our Company's change in control provisions for the Named Executive Officers provide for severance benefits and the accelerated vesting of certain equity awards upon a "double trigger" event, meaning the termination of the executive's employment in connection with a change in control. There are no benefits triggered solely based on the occurrence of a change in control as long as the change in control is approved by a majority of the directors and the successor entity provides for the continuance of the award. However, upon a change in control, the performance conditions of the SARs and RSUs are deemed satisfied, but the awards remain subject to the service based vesting conditions. Based on a competitive analysis of the change in control arrangements maintained by the corporations in the Peer Group, the Committee believes that these benefits are customary among the Peer Group for executives with similar titles and levels of responsibility as the Named Executive Officers.
NSUs, RSUs and SARs cannot be sold, assigned, transferred or pledged other than by will or laws of descent.
Please refer to the discussion under "Potential Payments upon Termination or Change of Control" for a more detailed discussion of the severance and change in control arrangements.

OTHER COMPENSATION CONSIDERATIONS
Role of Executive Officers in Compensation Decisions
At the request of the Committee, our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer may provide compensation and related data to the Committee to facilitate its compensation decisions. In addition, the Committee may consider our Chief Executive Officer's recommendations when making its compensation decisions. However, our Chief Executive Officer is not permitted to be present during deliberations and voting regarding his own compensation, as well as during other executive sessions of the Committee. The Committee uses the information provided by our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and FWC to make compensation decisions for our Named Executive Officers as well as other management personnel. The Committee, which includes only independent members of our Board of Directors, approves all elements of compensation for our Named Executive Officers. The Committee also reviews and approves aggregate equity awards to all employees of the Company based on the recommendations of executive management. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.
Risk Considerations
The Committee is responsible for reviewing the risks and rewards associated with our compensation programs for all employees, including our executive officers, to assess whether these programs encourage excessive or unnecessary risk-taking. In conducting this assessment, the Committee considered the following factors:

•
Our compensation program consists of both guaranteed pay (salary, benefits and perquisites) and at-risk pay (annual cash incentive plan awards and equity-based awards) and the Committee reviews this mix annually.

•	The performance goals relating to our annual cash incentive plan involve a mix of Company and individual performance goals, as well as financial and non-financial goals.

•	Amounts paid under our annual cash incentive plan are capped at 250% for the Company profit and quantitative MBO portion, and at 150% for the qualitative MBO portion.

•	Our compensation program encourages executive retention through the vesting provisions of our equity-based awards.

•	We have adopted stock ownership guidelines for our Named Executive Officers, which ensures that the interests of our executive officers are aligned with our stockholders.

•	Our annual equity awards granted in 2011, 2012 and 2013 are subject to clawback provisions.

•	Our insider trading policy prohibits our Named Executive Officers and other key executives from hedging the economic interest in the Company securities that they hold.

•	The Committee retains ultimate oversight over the compensation of our Named Executive Officers and retains the ability to use discretion where appropriate.
The Committee believes that, although the majority of the compensation provided to our executive officers is at-risk pay and based upon the achievement of specified Company and individual performance criteria, our executive compensation programs do not encourage excessive or unnecessary risk-taking. The Committee does not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Tax and Accounting Implications
Taxation and Deductibility of Executive Compensation
To the extent readily determinable, and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to our Company and to our executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting of previously granted awards.
Under Section 162(m) of the Code, a public company generally will not be entitled to a deduction for non-performance based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for performance based compensation, including the approval of the performance goals by the stockholders of our Company.

Our Company has not adopted any formal policy with respect to Section 162(m) of the Code. However, the Committee generally structures compensation to be deductible and considers cost and value to the Company in making compensation decisions, which would result in non-deductibility. Our Board of Directors has on occasion made decisions resulting in non-deductible compensation. The qualitative MBO portion of the annual non-equity incentive plan compensation is not intended to qualify as "performance based compensation" under Section 162(m) of the Code. The Committee and our Board of Directors believe that these payments were appropriate and in the best interests of our Company and serve to retain key executives and reward past performance.
We believe that our Company profit portion and the quantitative MBO portion of our non-equity incentive plan and its grants of NSUs, RSUs and SARs meet the exception for performance based compensation described in the previous paragraph.
Accounting for Share-Based Compensation
Our Company accounts for share-based awards in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Lauri Shanahan, Chair
Karyn O. Barsa
John G. Perenchio
The Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that our Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION SUMMARY
SUMMARY COMPENSATION TABLE
The following table sets forth, for the years ended December 31, 2013, 2012, and 2011, all compensation paid or awarded to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Angel R. Martinez	2013	1,200,000	—	2,404,520	1,256,000	8,910	4,869,430
Chief Executive Officer and President	2012	1,200,000	—	3,715,372	228,000	8,760	5,152,132
	2011	1,000,000	—	1,922,580	1,735,000	7,350	4,664,930

Thomas A. George	2013	510,000	—	1,130,185	458,000	8,910	2,107,095
Chief Financial Officer	2012	475,000	—	1,609,362	67,688	8,760	2,160,810
	2011	400,000	—	873,900	533,784	7,350	1,815,034

Zohar Ziv	2013	600,000	—	1,130,185	441,000	8,910	2,180,095
Chief Operating Officer	2012	600,000	—	1,826,208	76,500	8,760	2,511,468
	2011	600,000	—	1,310,850	741,375	24,640 (4)	2,652,225

Constance X. Rishwain	2013	500,000	—	1,133,140	387,000	8,910	2,029,050
President of UGG and Fashion and Lifestyle Brands	2012	475,000	—	1,452,112	71,250	8,753	2,007,115
	2011	420,000	—	873,900	603,610	7,350	1,904,860

David Powers (5)	2013	500,000	—	1,131,170	276,000	8,910	1,916,080
President of OmniChannel

__________

(1)
The amounts in this column represent the aggregate grant date fair value of the respective awards computed in accordance with FASB ASC Topic 718. For information about the assumptions underlying these computations, please refer to Note 5 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. In accordance with Instruction 3 to Item 402(c)(2)(v) of Regulation S-K, for those awards that are subject to the satisfaction of performance conditions, the amounts reported reflect the fair value at the grant date based upon the probable outcome of such conditions.

The value of the awards at the grant date, assuming the highest level of performance conditions is achieved, are as follows:

•
2011 LTIP Awards: $5,746,300 for Angel Martinez, $1,915,406 for Thomas George, $2,873,150 for Zohar Ziv, $1,915,406 for Constance Rishwain, and $0 for David Powers. The achievement of the performance conditions relating to the 2011 LTIP awards was not deemed probable at the date of grant in 2011, and therefore no amounts with respect to these awards have been included in the table above.

•
2012 LTIP Awards: $4,788,944 for Angel Martinez, $1,646,224 for Thomas George, $2,394,415 for Zohar Ziv, $1,646,224 for Constance Rishwain, and $0 for David Powers. The achievement of the performance conditions relating to the 2012 LTIP awards was deemed probable at the date of grant in 2012 and therefore amounts with respect to these awards are included in the table above at grant date fair value.

•
2012 NSU Awards: $1,320,900 for Angel Martinez, $786,250 for Thomas George, $629,000 for Zohar Ziv, $629,000 for Constance Rishwain, and $256,050 for David Powers. The achievement of the performance conditions relating to the 2012 NSU awards was deemed probable at the date of grant and therefore amounts with respect to these awards are included in the table above at grant date fair value. However, subsequent to the date of grant, it was determined that the performance conditions relating to the 2012 NSU awards were not met.

•
2013 LTIP Awards: $2,535,600 for Angel Martinez, $633,900 for Thomas George, $633,900 for Zohar Ziv, $1,394,580 for Constance Rishwain, and $887,460 for David Powers. 2013 LTIP awards were deemed probable at the date of grant and therefore amounts with respect to these awards are included in the table above at grant date fair value.

•
2013 NSU Awards: $1,559,320 for Angel Martinez, $918,885 for Thomas George, $918,885 for Zohar Ziv, $668,280 for Constance Rishwain, and $835,350 for David Powers. 2013 NSU awards were deemed probable at the date of grant and therefore amounts with respect to these awards are included in the table above at grant date fair value.

(2)
The amounts in this column reflect the amount of the cash bonuses paid to the Named Executive Officers under the 2013 Annual Incentive Plan, which is discussed in further detail under the heading "Annual Cash Incentive Plan Compensation."

(3)	The amounts in this column reflect our Company's 401(k) matching contributions and life insurance premiums paid for the benefit of the Named Executive Officers unless noted otherwise.

(4)	This amount includes $17,290 in total per diem paid to Mr. Ziv for international travel necessary to facilitate the transition to a wholesale subsidiary model.

(5)	Mr. Powers joined our Company in August 2012. He was appointed to his current position on January 28, 2014.

GRANTS OF PLAN BASED AWARDS IN 2013
The following table sets forth all grants of plan-based awards made to our Named Executive Officers during the fiscal year ended December 31, 2013. For further discussion regarding the grants, refer to the heading "2013 Executive Compensation Elements."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Grant Date Fair Value of Stock Awards ($)(4)

Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Angel R. Martinez		600,000	1,200,000	2,760,000
	3/29/2013				14,000	28,000	28,000	1,559,320
	12/13/2013				10,000	20,000	30,000	845,200

Thomas A. George		191,250	382,500	879,750
	3/29/2013				8,250	16,500	16,500	918,885
	12/13/2013				2,500	5,000	7,500	211,300

Zohar Ziv		225,000	450,000	1,035,000
	3/29/2013				8,250	16,500	16,500	918,885
	12/13/2013				2,500	5,000	7,500	211,300

Constance X. Rishwain		187,500	375,000	862,500
	3/29/2013				6,000	12,000	12,000	668,280
	12/13/2013				5,500	11,000	16,500	464,860

David Powers		125,000	250,000	575,000
	3/29/2013				5,000	10,000	10,000	556,900
	3/29/2013				5,000	5,000	5,000	278,450
	12/13/2013				3,500	7,000	10,500	295,820
_____________

(1)	All awards granted on March 29, 2013 were NSUs and Time-based Equity Incentive Awards. All awards granted on December 13, 2013 were LTIP awards.

(2)	Refer to "Annual Cash Incentive Plan Compensation" above for further discussion on actual amounts paid to Named Executive Officers pursuant to the 2013 Annual Cash Incentive Plan.

(3)	All grants are under the 2006 Plan.

(4)
Assuming the highest level of performance condition will be met, the maximum compensation cost to be recognized for awards granted on 12/13/2013 is: $2,535,600 for Angel Martinez, $633,900 for Thomas George, $633,900 for Zohar Ziv, $1,394,580 for Constance Rishwain, and $887,460 for David Powers.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR END
The following table sets forth equity awards of our Named Executive Officers outstanding as of December 31, 2013. For further discussion regarding the outstanding equity awards, refer to the heading "Performance-based Equity Incentive Compensation."

	Stock Appreciation Rights (SAR) Awards(1)					Stock Awards
Name	Number of securities underlying unexercised SARs exercisable (#)	Number of securities underlying unexercised SARs unexerciseable (#)	Number of securities underlying unexercised unearned SARs (#)	SAR exercise price ($)	SAR expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (3)($)	Number of unearned shares or units that have not vested (2)(#)		Market value of unearned shares or units that have not vested (3)($)
Angel R. Martinez	160,000	—	—	$26.73	5/9/2017	35,333	(4)	$2,984,225	222,834	(9)	$18,820,560
	—	—	300,000	26.73	5/9/2022
Thomas A. George	—	—	—	—	—	19,833	(5)	1,675,095	60,167	(10)	5,081,684

Zohar Ziv	30,000	—	—	26.73	5/9/2017	21,500	(6)	1,815,890	95,666	(11)	8,079,950
	—	—	75,000	26.73	5/9/2022
Constance X. Rishwain	—	—	—	—	—	15,333	(7)	1,295,025	79,667	(12)	6,728,654
	—	—	75,000	26.73	5/9/2022
David Powers	—	—	—	—	—	13,333	(8)	1,126,105	10,500	(13)	886,830

(1)
All SARs were granted on May 9, 2007. 2007 LTIP SARs vest subject to long-term performance objectives and long-term service conditions. Provided the conditions are met, the 2007 LTIP SAR awards will vest 80% on December 31, 2015 and 20% on December 31, 2016.

(2)
This column includes 2007 LTIP, 2011 LTIP (at the 175% maximum amount), 2012 LTIP (at the 200% maximum amount) and 2013 LTIP (at the 150% maximum amount) RSUs granted on May 9, 2007, June 22, 2011, May 24, 2012, and December 13, 2013 respectively, which are subject to long-term performance objectives and service conditions. Provided the conditions are met, the 2011 LTIP awards will vest on December 31, 2014, the 2012 LTIP awards will vest on December 31, 2015, and the 2007 LTIP RSU awards will vest 80% on December 31, 2015 and 20% on December 31, 2016. (see "Grants of Plan Based Awards" table for more detail).

(3)	The closing price of our Company's Common Stock on December 31, 2013 was $84.46.

(4)
Consists of (i) 7,333 NSUs, which represents 33.3% of the NSUs granted on March 30, 2011, which shares vest on December 31, 2014 and (ii) 28,000 NSUs granted on March 29, 2013, which shares vest 33.3% on December 15 of 2014, 2015 and 2016.

(5)
Consists of (i) 3,333 NSUs, which represents 33.3% of the NSUs granted on March 30, 2011, which shares vest on December 31, 2014 and (ii) 16,500 NSUs granted on March 29, 2013, which shares vest 33.3% on December 15 of 2014, 2015 and 2016.

(6)
Consists of (i) 5,000 NSUs, which represents 33.3% of the NSUs granted on March 30, 2011, which shares vest on December 31, 2014 and (ii) 16,500 NSUs granted on March 29, 2013, which shares vest 33.3% on December 15 of 2014, 2015 and 2016.

(7)
Consists of (i) 3,333 NSUs, which represents 33.3% of the NSUs granted on March 30, 2011, which shares vest on December 31, 2014 and (ii) 12,000 NSUs granted on March 29, 2013, which shares vest 33.3% on December 15 of 2014, 2015 and 2016.

(8)
Consists of (i) 3,333 Time-based Equity Incentive awards, which represents 66.7% of the restricted stock units granted on March 29, 2013, which shares vest 33.3% on December 15 of 2014 and 2015 and (ii) 10,000 NSUs granted on March 29, 2013, which shares vest 33.3% on December 15 of 2014, 2015 and 2016.

(9)	Consists of (i) 37,500 2007 LTIP RSUs; (ii) 70,000 2011 LTIP RSUs at 175%; (iii) 85,334 2012 LTIP RSUs at 200%; and (iv) 30,000 2013 LTIP RSUs at 150%.

(10)	Consists of (i) 23,333 2011 LTIP RSUs at 175%; (ii) 29,334 2012 LTIP RSUs at 200%; and (iii) 7,500 2013 LTIP RSUs at 150%.

(11)	Consists of (i) 10,500 2007 LTIP RSUs; (ii) 35,000 2011 LTIP RSUs at 175%; (iii) 42,666 2012 LTIP RSUs at 200%; and (iv) 7,500 2013 LTIP RSUs at 150%.

(12)	Consists of (i) 10,500 2007 LTIP RSUs; (ii) 23,333 2011 LTIP RSUs at 175%; (iii) 29,334 2012 LTIP RSUs at 200%; and (iv) 16,500 2013 LTIP RSUs at 150%.

(13)	Consists of 10,500 2013 LTIP RSUs at 150%.

2013 SAR EXERCISES AND STOCK VESTED
The following table provides information, for our Named Executive Officers, regarding SAR exercises and stock award vesting during 2013, including the number of shares acquired upon exercise or vesting and the value realized, before payment of any applicable withholding tax and broker commissions.

	SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Angel R. Martinez	—	$—	47,834	$3,217,302
Thomas A. George	—	$—	23,584	$1,555,675
Zohar Ziv	—	$—	32,000	$2,154,215
Constance X. Rishwain	8,148	$476,821	30,334	$2,013,505
David Powers	—	$—	1,667	$140,895
____________

(1)	Total shares received net of shares withheld for taxes were 4,277 by Constance Rishwain.

(2)	Total shares received net of shares withheld for taxes were 25,338 by Angel Martinez; 11,712 by Thomas George; 18,167 by Zohar Ziv; 16,904 by Constance Rishwain; and 1,041 by David Powers.

(3)	This column calculates the NSU values based on the closing price of the Company's Common Stock on the quarterly vesting dates.

NONQUALIFIED DEFERRED COMPENSATION
In 2008, our Board of Directors adopted a Deferred Stock Unit Compensation Plan, a Sub Plan under the 2006 Equity Incentive Plan. A director or employee of our Company who holds unvested restricted stock awards, including NSUs and RSUs, may elect to defer settlement of up to 100% of his or her awards. For each unit of stock held pursuant to a restricted stock award that is deferred, the participant will receive one Deferred Stock Unit. Amounts deferred will be distributed, as described in the plan, at the time elected by the participant. A participant's Deferred Stock Units will be settled in shares of Common Stock, as more specifically described in the plan. In 2011, 2012 and 2013 none of our Company's executive officers elected to participate in the plan.
In 2009, the Compensation Committee adopted and approved a Nonqualified Deferred Compensation Plan. The plan is an unfunded, nonqualified deferred compensation program sponsored by our Company to provide certain of its management or highly compensated employees designated by our Board of Directors (or a committee appointed by our Board of Directors to administer the plan) the opportunity to defer compensation into the plan. The effective date for the plan for the first year was February 1, 2010, and thereafter the plan year is from January 1 to December 31. Participants may defer up to 50% of their annual base salary and up to 95% of any performance bonus under the plan. At the discretion of our Board of Directors (or a committee appointed by our Board of Directors to administer the plan), our Company may make additional contributions to be credited to the account of any or all participants in the plan. No such contribution had been approved as of December 31, 2013. Under the terms of the plan, our Company established a rabbi trust as a reserve for the benefits payable under the plan. Distributions from the plan are governed by the Internal Revenue Code and the plan. Certain of our Named Executive Officers did elect to participate in this plan during 2010, 2011, 2012, and 2013 and, pursuant to such elections, amounts were contributed to this plan during 2013.

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Angel R. Martinez	—	—	334,131	—	2,471,984
Zohar Ziv	—	—	98,066	—	618,925
Thomas A. George	55,212	—	4,448	—	59,660
	55,212	—	436,645	—	3,150,569
_____________

(1)
The amounts reported in this column reflect contributions made by our Named Executive Officer under the plan. Such amounts are separately reported in the "Summary Compensation Table", but do not reflect amounts in addition to those amounts.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Our Company entered into Change of Control and Severance Agreements (the "Severance Agreements") with each of the US-based Named Executive Officers effective as of January 1, 2010 to replace, in part, the expired employment agreements with such executives. These Severance Agreements eliminated gross ups for the Internal Revenue Code section 280G excise tax penalty on "excess golden parachute payments" paid as a result of termination following a change of control. The information below describes compensation and benefits that are payable or earned under the Severance Agreements with our Named Executive Officers.
For purposes of the Severance Agreements, "Cause" means (i) any willful breach of duty by the executive in the course of their employment or continued violation of written Company employment policies after written notice of such violation, (ii) violation of our Company's insider trading policies, (iii) conviction of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude, (iv) engaging in activities which materially defame our Company, engaging in conduct which is materially injurious to our Company or our affiliates, or any of our respective customer or supplier relationships, financially or otherwise, or (v) the executive's gross negligence or continued failure to perform duties or executive's continued incapacity to perform such duties.
"Good Reason" means without the consent of the Executive (a) the occurrence of material breach of this agreement by our Company, or (b) if within two years of a change of control, there is a material reduction of the Executive's total compensation, benefits, and perquisites, our Company's relocation is greater than 50 miles from the location where the Executive performs services, or a material change in the Executive's position or duties; provided, however, no such event shall constitute Good Reason hereunder unless the Executive shall have given written notice to our Company of Executive's intent to resign for "Good Reason" within 30 days after the Executive first becomes aware of the occurrence of any such event (specifying the nature and scope of the event) and such event or occurrence shall not have been cured within 30 days of our Company's receipt of such notice.
"Change of Control" means the occurrence of a merger, consolidation, sale of all or a major portion of the assets of our Company (or a successor organization) or similar transaction or circumstance where any person or group acquires, in one or more transactions, beneficial ownership of more than 50% of the outstanding shares of any class of voting stock of our Company (or a successor organization).
"Constructive Termination" means a termination following the occurrence of any one or more of the following events without the executive's written consent: (i) any material reduction in position, title, overall responsibilities, level of authority, level of reporting, base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a change of the executive's location of employment by more than 50 miles.
Termination by our Company for Cause, or by Executive other than for Good Reason
Pursuant to the Severance Agreements with each of the US-based Named Executive Officers, if the executive is terminated by our Company for Cause, or the executive terminates his or her employment, other than for Good Reason, then the Named Executive Officer will receive the following from our Company:

•
payment of his or her accrued base salary, accrued vacation, reimbursement for reimbursable expenses, accrued and vested benefits under our Company's plans or programs and other benefits required to be paid by law, accrued but unpaid non-equity incentive bonus for the prior fiscal year (excluding any non-equity incentive bonus for the year of termination); and

•	right to exercise all vested unexercised SARs and awards outstanding as of the termination date.

Termination due to Death or Total Disability
Pursuant to the Severance Agreements with each of the US-based Named Executive Officers, if the executive is terminated due to his or her Death or Total Disability, then in addition to those benefits provided upon a termination for Cause, the Named Executive Officer will receive:

•	pro-rated portion of his or her non-equity incentive bonus for the current fiscal year based on actual length of service during the year of termination.
Termination by our Company without Cause or by Executive for Good Reason
Pursuant to the Severance Agreements with each of the US-based Named Executive Officers, if the executive is terminated by our Company without Cause or by Executive for Good Reason, then in addition to those benefits provided upon a termination due to Death or Total Disability, the Named Executive Officer will receive:

•	payment of his or her then effective base salary for one year following his or her termination, subject to such executive signing a release; and

•	receipt of health benefits for a period of one year following his or her termination or his or her attainment of alternative employment that provides health benefits, whichever is earlier.
Termination without Cause or by Executive for Good Reason within Two Years of a Change of Control
Pursuant to the Severance Agreements with each of the US-based Named Executive Officers, if the executive is terminated by our Company without Cause or by Executive for Good Reason within two years of a Change of Control, then in addition to those benefits provided upon a termination due to Death or Total Disability, the Named Executive Officer will receive:

•
subject to such executive signing a release, payment of one and one-half times his or her then effective annual base salary plus the greater of (i) one and one-half times the targeted non-equity incentive bonus immediately prior to the termination or (ii) one and one-half times the average actual non-equity incentive bonus for the previous three years. Each of Mr. Martinez and Mr. Ziv will receive two times their respective annual base salary plus the greater of (i) two times the targeted incentive bonus immediately prior to termination or (ii) two times the average actual non-equity incentive bonus for the previous three years, subject to signing a release.

•
receipt of health benefits for a period of eighteen months following his or her termination or his or her attainment of alternative employment that provides health benefits, whichever is earlier. Mr. Martinez will receive these benefits for two years and Mr. Ziv will receive these benefits for one year.

Our Company determined to provide Mr. Martinez and Mr. Ziv with a slightly higher severance payment upon a termination following a Change of Control to reflect each of their key leadership roles and their importance to our Company's management.
No Named Executive Officers will be entitled to gross ups for the Internal Revenue Code section 280G excise tax penalty on "excess golden parachute payments" as a result of termination following a Change of Control.
Equity Awards Upon Termination or Change of Control
Pursuant to the terms of the equity awards under the 2006 Plan, the employees that receive such awards, including the Named Executive Officers, are entitled to certain benefits upon the occurrence of each of the following: (i) termination without cause or pursuant to a Constructive Termination (as such term is defined in the award agreements), (ii) a change of control and either it is not approved by a majority of the directors or the successor entity does not provide for the continuance of the award, and (iii) a change of control followed by termination.
For the NSU Equity Incentive Awards, if an awardee is terminated by our Company without cause or pursuant to a Constructive Termination, if the threshold performance criteria of the NSUs awarded to such executive have been satisfied, the awardee will be entitled to accelerated vesting for a pro rata portion of the NSU award based on a fraction, the numerator of which is the length of service beginning in January in the year of the NSU grant divided by 48 months, and will be settled in shares of our Company's Common Stock. If a change of control occurs and either it is not approved by a majority of the directors or the successor entity does not provide for the continuance of the NSUs, then the NSUs will fully vest if the threshold performance criteria has been satisfied. Finally, if an awardee is terminated without cause or pursuant to a Constructive

Termination within twelve months of a change of control, he or she will be entitled to full acceleration of any unvested NSUs awarded.
For the 2007 LTIP SARs and RSUs, upon a change of control the performance conditions of the SARs and RSUs will be deemed satisfied, but the awards will remain subject to service based vesting conditions. If a change of control occurs and either it is not approved by a majority of the directors or the successor entity does not provide for the continuance of the SARs and RSUs, then the SARs and RSUs will fully vest. Finally, if an awardee is terminated without cause or pursuant to a Constructive Termination within twelve months of a change of control, he or she will be entitled to full acceleration of any unvested SARs and RSUs. The RSUs will fully vest upon the awardee's death or disability.
For the 2011, 2012 and 2013 LTIP RSUs, upon a change of control the performance conditions of the RSUs will be deemed satisfied and the target number of RSUs shall vest effective approximately four years after grant, but the awards will remain subject to service-based vesting conditions. If a change of control occurs and either it is not approved by a majority of the directors or the successor entity does not provide for the continuance of the RSUs, then the target number of RSUs will fully vest immediately, regardless of the performance conditions. Finally, if an awardee is terminated without cause or pursuant to a Constructive Termination within twelve months of a change of control, he or she will be entitled to acceleration of the target number of RSUs, regardless of the performance conditions. Upon the awardee's death, disability or retirement, a pro-rata portion of the RSUs, based on a fraction the numerator of which is the length of service beginning in January the year of grant divided by 48 months, will fully vest effective approximately four years after grant, subject to the achievement of the performance conditions.
For the Time-Based Equity Incentive Awards, which have no Company performance targets, if an awardee is terminated by our Company without cause or pursuant to a Constructive Termination, the awardee will be entitled to accelerated vesting for a pro rata portion of the award. If a change of control occurs and either it is not approved by a majority of the directors or the successor entity does not provide for the continuance of the award, then the award shall immediately fully vest. Finally, if an awardee is terminated without cause or pursuant to a Constructive Termination within twelve months of a change of control, he or she will be entitled to full acceleration of any unvested Time-Based Equity Awards granted.

A summary of payments and benefits that would be provided by our Company in addition to amounts accrued for unpaid base salary, vacation pay, non-equity incentive bonus and reimbursable expenses, if the termination or change of control had occurred on December 31, 2013 (based on the closing price of our Company's Common Stock on December 31, 2013 of $84.46), given the Named Executive Officers' compensation and service levels per their respective Severance Agreements and equity awards is as follows:

		Upon Termination
Name	Type of Compensation or Benefit	For Death or Total Disability ($)	By the Company Without Cause or by Executive for Good Reason ($)	Upon Change of Control ($)
Angel R. Martinez	cash payments	—	1,200,000	4,800,000
	value of health benefits	—	24,043	48,087
	value of NSUs	—	1,055,729	2,984,225
	value of RSUs	3,427,127	—	11,838,505
	value of SARs	—	—	5,143,614
		3,427,127	2,279,772	24,814,431

Thomas A. George	cash payments	—	510,000	1,338,750
	value of health benefits	—	18,057	27,086
	value of NSUs	—	559,526	1,675,095
	value of RSUs	64,969	—	2,787,180
		64,969	1,087,583	5,828,111

Zohar Ziv	cash payments	—	600,000	2,100,000
	value of health benefits	—	16,568	16,568
	value of NSUs	—	665,123	1,815,890
	value of RSUs	951,799	—	4,800,115
	value of SARs	—	—	1,285,904
		951,799	1,281,691	10,018,477

Constance X. Rishwain	cash payments	—	500,000	1,312,500
	value of health benefits	—	21,963	32,944
	value of NSUs	—	464,509	1,295,025
	value of RSUs	1,029,762	—	4,180,770
	value of SARs	—	—	1,285,904
		1,029,762	986,472	8,107,143

David Powers	cash payments	—	500,000	1,125,000
	value of health benefits	—	22,983	34,474
	value of NSUs	—	323,752	1,126,105
	value of RSUs	90,957	—	591,220
		90,957	846,735	2,876,799
No additional payments or benefits would be provided by our Company if the termination occurred by our Company for Cause or by the executive without Good Reason.
The value of RSU's for death or disability is based on the number of RSU's that are considered probable of being earned based on our Company's forecasted performance for the twelve months ended December 31, 2014, December 31, 2015 and March 31, 2016.

DIRECTOR COMPENSATION
For service during 2013, directors who are not employees of our Company or its subsidiaries, which we refer to as Nonemployee Directors, received an annual retainer of $50,000 in cash plus $15,000 for each committee assignment. Furthermore, the following positions were entitled to receive an additional annual retainer fee of $70,000 for Lead Director, $40,000 for Chair of the Audit Committee, $25,000 for the Chair for the Compensation Committee, and $20,000 for the Chair of the Corporate Governance Committee. All or any portion of the cash fees paid to a director may, at the election of the director, be paid in stock, pursuant to our Company's 2006 Equity Incentive Plan. Nonemployee Directors are also reimbursed for any reasonable board-related expenses.
Nonemployee Directors also receive Common Stock grants with a total value of approximately $125,000 annually, to be issued in quarterly installments with the number of shares to be determined using a rolling average of the closing price of our Company's Common Stock on the securities exchange on which the Common Stock is then listed for trading during the last ten trading days leading up to and including the 15th day of the last month of each quarter.
Nonemployee Directors also receive product discounts, which are generally available to our Company's employees and from time to time may receive products without charge in order to help expand the directors' knowledge of our Company's products.
In 2013, our Board did not make any increases to the Board compensation package provided to the Nonemployee Directors in 2012.
In addition, in 2011, our Board of Directors adopted stock ownership guidelines for the Nonemployee Directors. Nonemployee Directors are also required to hold Company shares worth five times the annual retainer within five years of joining our Board and each director must hold Company shares within one year of joining our Board. Any stock held by our Nonemployee Directors in our Deferred Stock Unit Compensation Plan is counted as stock ownership under these guidelines.
The following table sets forth all compensation paid or awarded to our Board of Directors for the year ended December 31, 2013.

Name	Year	Fees Earned in 2013 ($)	Stock Awards ($)		Total ($)
John M. Gibbons	2013	135,000	125,289	(1)(2)	260,289
Director
Rex A. Licklider	2013	65,000	125,289	(1)	190,289
Director
John G. Perenchio	2013	88,333	125,289	(1)	213,622
Director
Maureen Conners	2013	71,667	125,289	(1)	196,956
Director
Karyn O. Barsa	2013	80,000	125,289	(1)	205,289
Director
Michael F. Devine	2013	105,000	125,289	(1)	230,289
Director
James E. Quinn	2013	78,333	125,289	(1)	203,622
Director
Lauri M. Shanahan	2013	81,667	125,289	(1)(3)	206,956
Director
Angel R. Martinez (4)	2013	N/A	N/A		N/A
Chair of the Board

(1)
Represents grants of 640 shares of Common Stock at a per share price of $49.99 on March 15, 2013, 583 shares of Common Stock at a per share price of $54.52 on June 17, 2013, 515 shares of Common Stock at a per share price of $60.00 on September 17, 2013, and 368 shares of Common Stock at a per share price of $83.18 on December 16, 2013.

(2)	Entire amount of compensation was deferred until January 1, 2014 pursuant to the Deferred Stock Unit Compensation Plan.

(3)	Entire amount of compensation was deferred until January 1, 2030 pursuant to the Deferred Stock Unit Compensation Plan.

(4)
Mr. Martinez received compensation as President and Chief Executive Officer of our Company for 2013 as set forth in the Summary Compensation Table. He did not receive any compensation as a director in 2013.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance(3)
Equity compensation plans approved by security holders	1,864,948	$26.73	3,074,614
Equity compensation plans not approved by security holders	—	—	—
Total	1,864,948	$26.73	3,074,614
_____________________

(1)	Includes unexercisable SARs and unvested NSUs and RSUs. The nature of the NSU and RSU grants are described in the Compensation Discussion and Analysis.

(2)	The stock price at the date of grant of the SARs was $26.73. The weighted average exercise price does not take into account the NSUs and RSUs.

(3)	Includes 6,000,000 authorized shares under the 2006 Plan less actual shares issued as well as shares reserved for outstanding SARs, NSUs and RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 28, 2014, certain information concerning the shares of Common Stock beneficially owned by (i) each person who is a Named Executive Officer, (ii) each director and director nominee, (iii) all executive officers and directors as a group (fifteen persons), and (iv) each person known by our Company to be the beneficial owner of more than 5% of our Common Stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Percent of Class(3)
Named Executive Officers
Angel R. Martinez(4)	251,184	*
Thomas A. George	11,712	*
Zohar Ziv(4)	77,336	*
Constance X. Rishwain	14,169	*
David Powers	1,041	*
Directors and Director Nominees
Angel R. Martinez	251,184	*
Rex A. Licklider	635,765	1.8%
John M. Gibbons(5)	23,543	*
John G. Perenchio	61,577	*
Maureen Conners	15,933	*
Karyn O. Barsa	11,658	*
Mike F. Devine III	5,824	*
James E. Quinn	8,484	*
Lauri M. Shanahan(6)	107	*
All directors and executive officers as a group (sixteen persons)	1,156,239	3.3%
5% Stockholders
The London Company(7)	2,960,929	8.6%
BlackRock, Inc.(8)	2,341,720	6.8%
Vanguard Group Inc.(9)	1,931,123	5.6%
FMR LLC(10)	1,863,737	5.4%
_______________

*	Percentage of shares beneficially owned does not exceed 1% of the class so owned.

(1)	The address of each beneficial owner is 250 Coromar Drive, Goleta, California 93117, unless otherwise noted.

(2)
Unless otherwise noted, our Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, subject to community property laws, where applicable.

(3)
Pursuant to Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable on or before the date that is 60 days after February 28, 2014 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.

(4)	Includes exercisable SARs of 160,000 for Angel Martinez and 30,000 for Zohar Ziv.

(5)	Includes 23,543 shares held by the Gibbons Living Trust as to which Mr. Gibbons has joint voting and investment power.

(6)	Additional shares are deferred until future years pursuant to the Deferred Stock Unit Compensation Plan and are not reflected above.

(7)
This information is based solely on a Schedule 13G/A filed by the party on February 12, 2014 whose business address is 1801 Bayberry Court, Suite 301, Richmond, VA 23226. The London Company has sole voting and dispositive power for 2,730,999 shares and shared dispositive power for 229,930 shares.

(8)
This information is based solely on a Schedule 13G/A filed by the party on January 28, 2014, whose business address is 40 East 52nd Street, New York, NY 10022. Blackrock, Inc., which identifies itself as a parent holding company, has sole voting power for 2,203,223 shares and sole dispositive power for 2,341,720 shares.

(9)
This information is based solely on a Schedule 13G/A filed by the party on February 12, 2014 whose business address is 100 Vanuguard Blvd, Malvern, PA 19355. The Vanguard Group has sole voting power for 21,607 shares, sole dispositive power for 1,912,092 shares and shared dispositive power for 19,031 shares.

(10)
This information is based solely on a Schedule 13G/A filed by the party on February 14, 2014, whose business address is 245 Summer Street, Boston, MA 02210. Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and an investment advisor, is the beneficial owner of 1,811,020 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,811,020 shares. Edward C. Johnson 3d, Chairman of FMR LLC, and members of his family, collectively own 49% of the voting power of FMR LLC and may constitute a controlling group with respect to FMR LLC. Neither Edward C. Johnson 3d nor FMR LLC has the sole power to vote or direct the voting of shares held by the Fidelity Funds, which power resides with the board of trustees of the Fidelity Funds. Pyramis Global Advisors Trust Company (PGATC), an indirect wholly-owned subsidiary of FMR LLC and bank, is the beneficial owner of 6,733 shares, as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole voting and dispositve power over 6,733 shares.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our Company's financial reporting, our Company's independent registered public accounting firm, the highest ranking manager of internal audit, legal and regulatory compliance, related party transactions, code of conduct and system of internal controls. The Audit Committee is currently composed of three directors, each of whom meets the independence and experience requirements under the Nasdaq Listing Rules and the NYSE Listed Company Manual, as well as the independence requirements applicable to Audit Committee members under the relevant SEC rules.
Management is responsible for the preparation of our Company's financial statements and financial reporting process including its system of internal controls. KPMG LLP, our Company's independent registered public accounting firm is responsible for performing an independent audit of our Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and expressing (i) an opinion on whether our Company's consolidated financial statements present fairly, in all material respects, our Company's financial position and results of operations and cash flows for the periods presented in conformity with US generally accepted accounting principles and (ii) an opinion on whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Audit Committee's responsibility is to monitor and oversee these processes. Our Board of Directors has determined that Michael F. Devine, the Chair of the Audit Committee, is independent and is an "audit committee financial expert" under applicable rules and regulations.
In connection with these responsibilities, the Audit Committee met with management and our Company's independent registered public accounting firm to review and discuss the December 31, 2013 consolidated financial statements and obtained from management their representation that our Company's financial statements have been prepared in accordance with US generally accepted accounting principles. Management determined that, as of December 31, 2013, our Company maintained effective internal control over financial reporting.
The Audit Committee also discussed with the independent registered public accounting firm the matters required by Auditing Standard No. 16, "Communication with Audit Committees" (which superseded Statement on Auditing Standards No. 61 for fiscal years beginning after December 15, 2012) of the Public Company Accounting Oversight Board, which includes, among other items, information regarding the conduct of the audit of our Company's consolidated financial statements. The Audit Committee also received written disclosures from KPMG LLP required by the PCAOB's Rule 3200T: Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with KPMG LLP its independence from our Company and our Company's management. The Audit Committee has further considered the compatibility of the services provided by KPMG LLP with that firm's independence.
The Audit Committee operates under a written charter, which was adopted by our Board of Directors and is assessed annually for adequacy by the Audit Committee. The Audit Committee held ten meetings during fiscal 2013, including meetings with the independent registered public accounting firm and the highest ranking manager of internal audit, both with and without management present. In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that our Company's financial statements are complete and accurate, are presented in accordance with U.S. generally accepted accounting principles or present fairly the results of operations of our Company for the periods presented or that our Company maintains appropriate internal controls. Furthermore, the Audit Committee's oversight responsibilities do not independently assure that the audit of our Company's financial statements has been carried out in accordance with the standards of the PCAOB or that our Company's registered public accounting firm is independent.

Based upon the Audit Committee's review and discussions with management and the independent registered public accounting firm, and subject to the limitations of the Audit Committee's role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our Company's Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 3, 2014.

THE AUDIT COMMITTEE

Michael F. Devine, III, Chair
Karyn O. Barsa
John M. Gibbons
The Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that our Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Certain Relationships and Related Person Transactions
Our Company's legal department is primarily responsible for identifying and reviewing relationships and transactions in which our Company and our directors, executive officers, certain of our stockholders or their immediate family members are participants to determine whether any of these related persons had or will have a direct or indirect material interest. In order to identify potential related person transactions, our Company's legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. In addition, our Company's Code of Ethics addresses conflicts of interest where an individual's private interests interfere or conflict with the interests of our Company, including relationships with suppliers, customers or competitors. Conflicts of interest which might impair or appear to impair the exercise of judgment solely for the benefit of our Company are prohibited. In general, such conflicts must be approved by the legal department, the employee's supervisor or, in the case of directors, the Audit Committee. Information regarding potential conflicts of interests in violation of our Company's Code of Ethics may be reported to our Company's anonymous reporting hotline and may be subsequently obtained by the Chair of the Audit Committee, the Chair of our Board of Directors and the highest ranking manager of internal audit.
If a related person transaction is identified by the legal department as one which must be reported in our Company's Proxy Statement pursuant to applicable SEC regulations, the Audit Committee is responsible for reviewing and approving or ratifying any such related person transactions. In evaluating related person transactions, the Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as the Audit Committee and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of our Company.
There were no disclosable transactions with related persons under Item 404 of Regulation S-K during the fiscal year ended December 31, 2013 nor are any such transactions currently proposed.
Limitation of Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation and Bylaws provide that we shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Delaware General Corporation Law (DGCL). In addition, we have entered into indemnification agreements with our directors and executive officers in which we agree to indemnify such persons to the fullest extent now or hereafter permitted by the DGCL.
We have obtained a liability policy for our directors and officers as permitted by the DGCL which extends to, among other things, liability arising under the Securities Act of 1933, as amended.
We maintain an insurance policy pursuant to which our directors and officers are insured, within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of claims, actions, suits or proceedings, and liabilities which might be imposed as a result of such claims, actions, suits or proceedings, that may be brought against them by reason of their being or having been directors or officers.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, executive officers and persons who own more than 10% of our Common Stock (collectively "Section 16 Persons") to file initial reports of ownership (Forms 3) and reports of changes in ownership of Common Stock (Forms 4 and Forms 5) with the SEC as well as provide copies of the reports to our Company.
To our Company's knowledge, based solely on a review of the copies of such reports furnished to our Company and representations from each Section 16 Person known to our Company that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its Section 16 Persons were complied with.

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

For the 2013 fiscal year, KPMG LLP provided audit services, which included examination of our Company's annual consolidated financial statements. A summary of the fees for these services provided by KPMG is below. The Audit Committee has selected KPMG LLP to provide audit services to our Company and our subsidiaries for the fiscal period of January 1, 2014 through March 31, 2014 (transition period) and for the fiscal period of April 1, 2014 through March 31, 2015 (fiscal year 2015). Our stockholders are being requested to ratify this selection at the Annual Meeting. A representative of KPMG LLP will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.
Although this appointment is not required to be submitted to a vote of the stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another independent registered public accounting firm, but is not required to select a different firm.
BOARD RECOMMENDATION:
THE BOARD OF DIRECTORS OF OUR COMPANY RECOMMENDS A VOTE
"FOR" PROPOSAL NO. 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE TRANSITION PERIOD AND FOR FISCAL YEAR 2015.
_________________________________________________________________________________
Audit Fees and All Other Fees

	2013	2012
Audit Fees ($)	2,097,000	1,848,000
Audit Related Fees ($)	-	-
Tax Fees ($)	7,000	5,000
All Other Fees ($)	-	-
Total Fees ($)	2,104,000	1,853,000
Audit Fees
The 2013 audit fees include fees associated with the audit of our Company's consolidated balance sheets as of December 31, 2013 and 2012, the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the audit of internal control over financial reporting as of December 31, 2013, as well as the reviews of our Company's quarterly reports on Form 10-Q, and certain statutory audits required internationally.
Audit Related Fees
Audit-Related fees generally consist of fees for assurance and related services that are reasonably related to the performance of the audit of our Company's annual reports on Form 10-K and review of our Company's quarterly reports on Form 10-Q. There were no audit-related fees incurred in 2013.

Tax Fees
Fees incurred for tax services, including tax compliance, tax advice and tax planning for income taxes and customs matters.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee administers our Company's engagement of KPMG LLP and pre-approves all their audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of KPMG LLP, and whether for reasons of efficiency or convenience it is in the best interest of our Company to engage its independent registered public accounting firm to perform the services. The Audit Committee has determined that performance by KPMG LLP of the non-audit services listed above did not affect their independence.
Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires that those services be submitted to the Audit Committee Chair for specific pre-approval before our Company can engage the independent registered public accounting firm to provide them. The Chair reports any pre-approval decisions to the Audit Committee at its next scheduled meeting for approval by the Committee.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL NO. 3

We are asking our stockholders to approve a non-binding advisory resolution on the compensation paid to our Named Executive Officers as described in detail in the "Compensation Discussion and Analysis" section of this Proxy Statement. The Compensation Committee has structured our executive compensation program to:

•	Attract and retain key executives

•	Align executives' interests with those of our stockholders

•	Pay for performance

•	Reward achievement of short-term and long-term goals
Our results for fiscal year 2013 are a reflection of our strong brands, exceptional team of executives, and a compensation program that pays for performance. Highlights of the year include:

t	Our net sales increased 10.1% to a record $1.557 billion, marking over a decade of year-over-year top line growth
t	Our diluted earnings per share was $4.18 compared to $3.45 last year
t	Our gross margin was 47.3% compared to 44.7% last year
t	We continued our efforts to diversify our global presence, with 33.0% of our business conducted internationally
t	We continued to evolve and grow our OmniChannel distribution strategy to support our broader, more extensive product lines
t	Our retail sales increased 32.8% to $326.7 million compared to $246.0 million last year, driven by the opening of 40 new stores
t
Our E-Commerce sales increased 29.8% to $169.5 million compared to $130.6 million last year, driven by increased traffic on our existing websites, higher conversion, increased mobile sales and the addition of two new sites

t
We believe that our sales continued to demonstrate the desirability of the UGG brand amongst consumers and that we continued to elevate the brand's status via compelling new product introductions and more integrated marketing programs; and

t	We used targeted and highly integrated marketing campaigns to showcase our brands to consumers like never before
We believe that our executive compensation practices have fostered our success by:

•	Including reasonable vesting provisions for our equity awards

•	Providing both cash and equity awards and an appropriate mix of these awards

•	Establishing performance goals to reflect the individual contribution of each executive and Company-wide financial performance

•	Requiring achievement of long and short-term Company goals before payment of certain compensation elements

We urge stockholders to carefully read the "Compensation Discussion and Analysis" section of this Proxy Statement beginning on page 27, which describes in greater detail how our executive compensation policies and procedures operate, as well as the Summary Compensation Table and related compensation tables that follow it. Our Board of Directors and the Compensation Committee believe that the compensation policies and procedures described in this Proxy Statement are effective in achieving our compensation objectives.
Therefore, in accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, we ask our stockholders to approve the following advisory resolution at the Annual Meeting:
"RESOLVED, that our Company's stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative in the Proxy Statement for our Company's 2014 Annual Meeting of Stockholders."
Because this vote is advisory only, it will not be binding upon our Board of Directors or the Compensation and Committee. However, the Compensation Committee will take the outcome of the vote into account when considering future executive compensation arrangements.
BOARD RECOMMENDATION:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSAL NO. 3 TO APPROVE THE COMPENSATIN OF OUR NAMED
EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

OTHER BUSINESS OF THE ANNUAL MEETING
We do not know of any business other than that described in this Proxy Statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the Annual Meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

ANNUAL REPORT ON FORM 10-K

A copy of our Company's Annual Report has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The Annual Report contains consolidated financial statements of our Company and its subsidiaries and the report thereon of KPMG LLP, our Company's independent registered public accounting firm.
Our Company will provide a copy of its Annual Report without charge (except exhibits) upon the written request of any beneficial owner of our shares as of the Record Date. Exhibits are available from our Company upon reimbursement of our Company's reasonable expenses. Such requests should be addressed to the Corporate Secretary at our corporate offices located at 250 Coromar Drive, Goleta, California 93117.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ANGEL R. MARTINEZ
Angel R. Martinez Chairman of the Board of Directors, Chief Executive Officer and President

Goleta, California
April 30, 2014

deckers OUTDOOR CORPORATION

250 COROMAR DRIVE
GOLETA, CA 93117

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1 1

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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

01 Angel R. Martinez 02 John M. Gibbons 03 John G. Perenchio 04 Maureen Conners 05 Karyn O. Barsa
06 Michael F. Devine, III 07 James Quinn 08 Lauri Shanahan

02 0000000000

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any continuations, postponements or adjournments thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000211628_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

DECKERS OUTDOOR CORPORATION
Annual Meeting of Stockholders
June 18, 2014 3:00 PM
This proxy is solicited by the Board of Directors of Deckers Outdoor Corporation

The undersigned hereby appoints David E. Lafitte and Thomas A. George, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Common Stock of Deckers Outdoor Corporation which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2014 Annual Meeting of Stockholders to be held on June 18, 2014 and any continuations, postponements or adjournments thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy card will be voted for the election of all nominees under proposal 1, for proposal 2, and for proposal 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate any other matters would be raised at the Annual Meeting.

Continued and to be signed on reverse side

0000211628_2 R1.0.0.51160